                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                      WHITNEY-CORR-PAK INTERNATIONAL, INC.

                            THE TRANZONIC COMPANIES

                               DESIGN TREND, INC.

                                      AND

                         EVER-READY APPLIANCE MFG. CO.

                               February 29, 1996

                               TABLE OF CONTENTS

                                                                     Page

ARTICLE I       PURCHASE AND SALE; ASSUMPTION OF CERTAIN
                LIABILITIES; CLOSING.................................. 1
        1.1     Purchase and Sale..................................... 1
        1.2     Assumption of Certain Liabilities..................... 4
        1.3     Purchase Price........................................ 5
        1.4     Purchase Price Adjustments............................ 5
        1.5     The Closing........................................... 7

ARTICLE 2       TRANSITIONAL ARRANGEMENTS............................. 7
        2.1     Sellers' Name Changes................................. 7

ARTICLE 3       CONFIDENTIALITY....................................... 8
        3.1     Confidentiality Obligations of the Parties............ 8

ARTICLE 4       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER....... 8
        4.1     Organization of the Purchaser......................... 8
        4.2     Authorization; Binding Effect; No Breach.............. 9
        4.3     Brokerage............................................. 9
        4.4     Available Capital..................................... 9
        4.5     Accuracy on Closing Date.............................. 9

ARTICLE 5       REPRESENTATIONS AND WARRANTIES OF THE SELLERS......... 9
        5.1     Organization and Power................................ 9
        5.2     Authorization; Binding Effect; No Breach..............10
        5.3     Subsidiaries; Investments.............................10
        5.4     Financial Statements and Related Matters..............10
        5.5     Absence of Undisclosed Liabilities....................11
        5.6     Purchased Assets......................................11
        5.7     Absence of Certain Developments.......................11
        5.8     Tax Matters...........................................13
        5.9     Contracts and Commitments.............................14
        5.10    Proprietary Rights....................................16
        5.11    Certain Litigation....................................17
        5.12    Brokerage.............................................17
        5.13    Insurance.............................................17
        5.14    Employees.............................................17
        5.15    ERISA.................................................18
        5.16    Real Estate...........................................19
        5.17    Compliance with Laws..................................20
        5.18    Product Warranty......................................22



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
        5.19    Disclosure............................................22
        5.20    Accuracy on Closing Date..............................22

ARTICLE 6       EMPLOYEES.............................................22

ARTICLE 7       SURVIVAL AND INDEMNIFICATION..........................23
        7.1     Survival of Representations and Warranties............23
        7.2     Indemnification Obligations of the Seller Parties.....24
        7.3     Indemnification Obligations of the Purchaser..........25
        7.4     Indemnification Procedures............................25
        7.5     Treatment of Indemnification Payments.................27
        7.6     Payment...............................................27
        7.7     Arbitration Procedure.................................27

ARTICLE 8       CONDITIONS TO THE CLOSING.............................29
        8.1     Conditions of the Purchaser's Obligation..............29
        8.2     Conditions to the Seller Parties' Obligation..........32

ARTICLE 9       OTHER COVENANTS.......................................33
        9.1     Interim Agreements of the Seller Parties..............33
        9.2     Exclusivity...........................................35
        9.3     Notice by the Purchaser...............................35
        9.4     Additional Interim Agreements.........................35
        9.5     Transaction Expenses..................................35
        9.6     Further Assurances....................................36
        9.7     Announcements.........................................36
        9.8     Property Taxes and FICA...............................36
        9.9     Financial Statements..................................37
        9.10    Non-Solicitation......................................37
        9.11    Non-Competition.......................................38
        9.12    Access to Records.....................................38
        9.13    Use of Business Names by the Purchaser................39
        9.14    Accounts Receivable...................................39
        9.15    Inventory.............................................41
        9.16    Cooperation on Tax Matters............................42
        9.17    Maintaining Non-Competition Agreements................42
        9.18    Landlord Deposits.....................................42

ARTICLE 10 DEFINITIONS................................................43
        10.1    Definitions...........................................43
        10.2    Other Definitional Provisions.........................46
        10.3    Cross Reference of Other Definitions..................47

ARTICLE 11 OTHER AGREEMENTS...........................................49
        11.1    Termination...........................................49

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
        11.2    Remedies..............................................50
        11.3    Consent to Amendments.................................50
        11.4    Successors and Assigns................................50
        11.5    Governing Law.........................................50
        11.6    Notices...............................................50
        11.7    Severability of Provisions ...........................52
        11.8    Schedules and Exhibits ...............................52
        11.9    Counterparts .........................................52
        11.10   No Third-Party Beneficiaries .........................52
        11.11   Headings .............................................52
        11.12   Merger and Integration ...............................52
        11.13   Risk of Loss .........................................53
        11.14   Allocation of Purchase Price .........................53
        11.15   Bulk Sales Law .......................................53
        11.16   Actions by any Seller Party ..........................53

List of Exhibits
List of Schedules

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



                            ASSET PURCHASE AGREEMENT
                            ------------------------

                THIS ASSET PURCHASE AGREEMENT is made as of February 29, 1996, by and among Whitney-Corr-Pak International, Inc., a Delaware corporation (the "Purchaser"), The Tranzonic Companies, an Ohio corporation ("Parent"), Design Trend, Inc., an Ohio corporation ("Design"), and Ever-Ready Appliance Mfg. Co., a Missouri corporation ("Sub"). Design and Sub are each referred to herein as a "Seller" and collectively referred to herein as the "Sellers." Parent and the Sellers are collectively referred to herein as the "Seller Parties." The Purchaser and the Seller Parties are each referred to herein as a "Party" and collectively referred to herein as the "Parties." Unless otherwise indicated, capitalized terms used but not defined prior to their first usage herein are defined in Section 10.1. A cross reference list of other defined terms is set forth in Section 10.3.

                The Parties agree as follows:

                                   ARTICLE 1

         PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES; CLOSING
         -------------------------------------------------------------

                1.1     PURCHASE AND SALE.
                        ------------------

                (a) PURCHASED ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing each Seller shall sell, assign, transfer and deliver to the Purchaser, or cause to be sold, assigned, transferred and delivered to the Purchaser, and the Purchaser shall purchase, free and clear of all Liens (other than Permitted Liens), all right, title and interest of Design or Sub in all properties, assets, rights and interests of every kind and nature, whether tangible or intangible, and wherever located and by whomever possessed, relating to or used in the Business, except as set forth in Section 1.1(b) below (collectively, the "Purchased Assets"), including, without limitation:

                (i) all accounts and notes receivable (whether current or noncurrent);

                (ii) all owned, issued or licensed Proprietary Rights (including, without limitation, the names "Design-Trend," "American Homeware," "Pressing Supply," "Ever-Ready Appliance" and all of the Proprietary Rights listed on the attached Proprietary Rights Schedule), along with all income, royalties, damages and payments due or payable as of the Closing or thereafter relating to such Proprietary Rights, including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world;

                (iii) all rights existing under leases, contracts, licenses, permits, distribution arrangements, sales and purchase agreements, other agreements and business arrangements, including, without limitation, all contracts and agreements described on the Contracts Schedule attached hereto;

                (iv) all owned or leased real property, if any, and all plants, buildings and other improvements located on such owned or leased property, and all easements, licenses, rights of way, permits and all appurtenances to such owned or leased property, including, without limitation, all appurtenant rights in and to public streets, whether or not vacated (collectively, the "Real Estate");

                (v) all leasehold improvements and all machinery, equipment (including all transportation and office equipment), fixtures, trade fixtures, tools, dies, molds, patterns and furniture, including, without limitation, all such items which are located in any building, warehouse, office or other space leased, owned or occupied by a Seller or used in connection with the Real Estate;

                (vi) all inventories of raw materials, work in process, semi-finished and finished goods (including, without limitation, consigned goods), stores, replacement and spare parts, packaging materials, operating supplies, and lubricants;

                (vii) all office supplies, production supplies, spare parts, other miscellaneous supplies, and other tangible property of any kind, including, without limitation, all property of any kind located in any building, office or other space leased, owned or occupied, or in any warehouse where any properties and assets of the Business may be situated;

                (viii)  all prepayments and prepaid expenses;

                (ix) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind;

                (x) the right to receive and retain mail, accounts receivable payments and other communications relating to the Business;

                (xi) the right to bill and receive payment for products shipped or delivered and services performed but unbilled or unpaid as of the Closing;

                (xii)   the Books and Records;

                (xiii) all advertising, marketing and promotional materials and all other printed or written materials;

   (xiv) all permits, licenses, certifications and approvals from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records held by such permitting, licensing, accrediting and certifying agencies;

                (xv) all goodwill as a going concern and all other intangible properties;

                (xvi) all deposits made with third parties relating to the Business (including, without limitation, (A) deposits for rent and (B) deposits for insurance and Taxes with respect to any Leased Real Property or other leased property);

                (xvii)  all telephone numbers (e.g. "800" numbers); and

                (xviii) all fixed assets included on the Latest Balance Sheet and any and all subsequent improvements or additions thereon through the Closing Date.

                (b) EXCLUDED ASSETS. Notwithstanding Section 1.1(a), the following assets are expressly excluded from the purchase and sale contemplated hereby and, as such, are not Purchased Assets (collectively, the "EXCLUDED ASSETS"):

                (i)     all cash and marketable securities owned by any Seller;

                (ii) all monies to be received by the Sellers from the Purchaser;

                (iii)   the name "Tranzonic" and the "T" logo trademark;

                (iv)    all rights of each Seller under this Agreement;

                (v) all claims or rights of refund for federal or state income tax paid;

                (vi)    all taxpayer and other identification numbers;

                (vii) all seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of each Seller as a corporation;

                (viii) all deposits relating to Sellers' (A) 401(k) plan, (B) property and casualty insurance policies and (C) employee wage garnishments;

                (ix)    all prepaid workers' compensation premiums;

                (x)     all rights of the Sellers under the Employment
Agreements

                (xi) the cash surrender value of the life insurance policy insuring the life of Glenn; and

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


                (xii)   the capital stock of Sub.

           (c) DEFERRED TRANSFERS. The Seller Parties agree that if any permit, license, certificate, approval, intangible property or other asset (a "Deferred Asset") is not transferred or assigned to the Purchaser on the Closing Date, and such Deferred Asset would constitute a Purchased Asset if such Deferred Asset were assignable or transferable to the Purchaser, then until such time as such Deferred Asset has been transferred to the Purchaser, such Deferred Asset shall be held by a Seller as the agent of the Purchaser, for the benefit of the Purchaser. Subject to applicable Legal Requirements, such Seller shall use all reasonable efforts to follow and implement any reasonable written instructions received from the Purchaser relating to the holding and use of such Deferred Asset. The Purchaser shall reimburse such Seller and hold such Seller harmless from and against all Losses incurred as a result of such Seller's post-Closing Date use of such Deferred Asset pursuant to the Purchaser's instructions (other than any Losses arising out of or relating to such Seller's gross negligence or wilful misconduct) unless the Purchaser is otherwise entitled to indemnification for such Losses pursuant to
Section 7.2. After the Closing Date, no Seller Party shall use any Deferred Asset for any other purpose. Such Seller shall use best efforts to transfer any Deferred Asset to the Purchaser as soon as practicable after the Closing Date.

   1.2     ASSUMPTION OF CERTAIN LIABILITIES.
           ----------------------------------

           (a) ASSUMED LIABILITIES. Subject to Section 1.2(b), as additional consideration for the Purchased Assets, at the Closing the Purchaser will assume the following liabilities and obligations of the Sellers relating exclusively to the Business (the "Assumed Liabilities"):

                (i) all current liabilities of the Sellers(x) incurred by the Sellers in the ordinary course of business which are set forth on the face of the Latest Balance Sheet, rather than in any notes thereto, or (y) which are of the type set forth on the face of the Latest Balance Sheet and are incurred by the Sellers in the ordinary course of business since the date of the Latest Balance Sheet (in the case of clauses (x) and (y), other than Taxes, accrued interest, dividends, Indebtedness and intercompany liabilities); and

                (ii) all obligations of the Sellers to be performed after the Closing pursuant to (1) contractual warranties offered by the Sellers in connection with the sale of merchandise prior to the Closing Date and (2) the contracts, orders and commitments which are not identified by an asterisk on the attached Contracts Schedule, other than any obligation arising out of or relating to (x) breaches or violations of such contracts, orders and commitments and (y) product liabilities, tortious conduct, misappropriation or infringement, in the case of clauses (x) and (y) to the extent arising out of facts, events, conditions or circumstances which occurred or were in existence or failed to occur on or prior to the Closing Date;

           (b) EXCLUDED LIABILITIES. Except as set forth in Section
1.2(a), the Purchaser shall not assume or become liable for, and shall not be deemed to have assumed or have become liable for, any liability or obligation of a Seller Party or the Business not expressly assumed by the Purchaser pursuant to Section 1.2(a), whether accrued, absolute or contingent, whether known or unknown, whether disclosed or undisclosed, whether due or to become due and whether related to the Purchased Assets or otherwise, and regardless of when or by whom asserted, including, without limitation, any liability or obligation arising out of or relating to (w) negative cash balances (e.g., checks issued prior to the Closing which have not cleared as of the Closing), (x) the Employment Agreements, (y) the ownership, use or operation of the Business or the Purchased Assets prior to the Closing Date and (z) facts, events, conditions or circumstances which occurred or were in existence or failed to occur on or prior to the Closing Date (the "Excluded Liabilities"). The foregoing shall not be deemed to affect the Purchaser's obligation under
Section 6.

   1.3 PURCHASE PRICE. The purchase price for the Purchased Assets (the "Purchase Price") will consist of (i) $10,100,000 (as adjusted pursuant to
Section 1.4, the "Cash Purchase Price") payable to Parent on behalf of the Sellers and (ii) the assumption by the Purchaser of the Assumed Liabilities.

   1.4     PURCHASE PRICE ADJUSTMENTS.

           (a) CLOSING DATE ADJUSTMENT. At the Closing, the Cash Purchase Price will be adjusted dollar-for-dollar as set forth below:

                (i) Not more than 10 business days, but in no event less than 3 business days, before the Closing Date, Parent and the Purchaser shall, in good faith, jointly estimate Working Capital as of the open of business on the Closing Date, on a reasonable basis using the Sellers' then available financial information; provided, however, that if Parent and the Purchaser cannot agree on an estimate of Working Capital on the Closing Date, such estimate shall be deemed to be equal to the average of Parent's and the Purchaser's good faith determination thereof. The amount of Working Capital on the Closing Date as finally estimated pursuant to this Section 1.4(a)(i) is referred to herein as "Estimated Working Capital." At the Closing, if Estimated Working Capital is less than $9,642,373, then the Cash Purchase Price will be decreased by the amount of such deficiency. Alternatively, at the Closing, if Estimated Working Capital is greater than $9,642,373, then the Cash Purchase Price will be increased by the amount of such excess. The adjustment to the Cash Purchase Price referred to in the preceding two sentences is referred to herein as the "Closing Date Adjustment." For all purposes hereof, "Working Capital" shall mean Purchased Assets which are current assets (other than any current assets resulting from any Planned Capital Expenditures) minus the sum of (x) Assumed Liabilities which are current liabilities and (y) any liabilities related to Planned Capital Expenditures, in each case, as determined on a consolidated basis in accordance with the guidelines set forth on Exhibit A attached hereto.

                (ii) At the Closing, if the aggregate amount actually spent by the Sellers up until the Closing for the capital expenditures relating to the Purchased Assets described on the attached Capital Expenditures Schedule (the "Planned Capital Expenditures") is less than $1,400,000, then the Cash Purchase Price will be decreased by the amount of such deficiency.

        (b) POST-CLOSING DETERMINATION. On or before the Closing Date, the Purchaser and its auditors shall perform an inventory and such other procedures (collectively, the "Closing Date Procedures") as are reasonably necessary to be performed in order to enable the Parties to have an accurate and complete Closing Review. Within 45 days after the Closing Date, the Purchaser and its auditors will conduct a review (the "Closing Review") of Working Capital as of the open of business on the Closing Date and will prepare and deliver to Parent a computation of the amount of Working Capital as of the open of business on the Closing Date (the "Draft Balance Sheet"). The Purchaser and its auditors shall give Parent and its auditors an opportunity to observe the Closing Review and shall make available to such Persons all records and work papers used in preparing the Draft Balance Sheet. Parent shall be deemed for all purposes hereof to have agreed with the computation of Working Capital as of the Closing Date set forth on the Draft Balance Sheet (and such amount will be conclusive and binding upon the Parties) unless Parent, within 20 days after receipt of the Draft Balance Sheet, delivers a notice (an "Objection Notice") to the Purchaser setting forth Parent's calculation of the disputed amount(s). The Purchaser and Parent will use reasonable efforts to resolve any disagreements as to such computations, but if they do not obtain a final resolution within 20 days after the Purchaser has received the Objection Notice, the Purchaser and Parent will jointly retain the Chicago office of Price Waterhouse (the "Firm") to resolve any remaining disagreements. The Purchaser and Parent shall direct the Firm to render a determination within 60 days of its retention, and the Parties and their respective employees shall cooperate with the Firm during its engagement. The Firm shall consider only those items and amounts in the Draft Balance Sheet set forth in the Objection Notice which the Purchaser and Parent are unable to resolve. The Firm's determination shall be based on the definition of Working Capital included herein. The determination of the Firm will be conclusive and binding upon the Parties. The Parties shall bear the costs and expenses of the Firm based on the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. The amount of Working Capital as of the Closing Date, as finally determined pursuant to this Section 1.4(b), is referred to herein as "ACTUAL WORKING CAPITAL," and the Draft Balance Sheet, as revised by the conclusive determination pursuant to this Section 1.4(b), is referred to herein as the "FINAL BALANCE SHEET."

        (c) POST-CLOSING ADJUSTMENT. If Estimated Working Capital is less than Actual Working Capital, the Purchaser shall, within five (5) business days after the determination thereof, pay to Parent on behalf of the Sellers an amount equal to such deficiency by wire transfer or delivery of other immediately available funds. If Actual Working Capital is less than Estimated Working Capital, the Sellers shall, within five (5) business days after the determination thereof, pay to the Purchaser an amount equal to such deficiency by wire transfer or delivery of other immediately available funds. In each case, the amount of such payment shall include interest from the Closing Date through the date of such payment on the amount of such deficiency at a rate equal to the lesser of (i) a floating rate equal to the prime or base rate of interest, as established and publicly announced from time to time by the First National Bank of Chicago (which rate shall be adjusted on the effective date of each change in such prime rate), and (ii) the maximum rate permitted by applicable usury laws. Interest on any such unpaid amount shall be compounded semi-annually, computed on the basis of a 360-day year consisting of twelve 30-day months and shall be payable on demand.

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

        1.5 THE CLOSING. The closing of the purchase and sale of the Purchased Assets, the assumption of the Assumed Liabilities, and the transactions relating thereto (the "Closing") will take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois, or at such other place as is mutually agreeable to the Parties, commencing at 10:00 a.m. local time on March 20, 1996 (or, if later and subject to Section 11.1 below, on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself)) or such other date as the Parties may mutually determine. The date of the Closing is herein referred to as the "Closing Date," and the Closing shall be deemed to occur at the opening of business on the Closing Date. At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Sections 8.1 and 8.2:

                (a) the Sellers will convey to the Purchaser good title to all of the Purchased Assets, free and clear of all Liens (other than Permitted Liens), and deliver to the Purchaser bills of sale, assignments of leases and contracts and all other instruments of conveyance which are necessary or desirable to effect transfer of the Purchased Assets (the "Sale"), which instruments shall be in a form reasonably acceptable to the Parties;

                (b) the Purchaser will deliver to the Sellers such instruments of assumption as are required in order for the Purchaser to assume the Assumed Liabilities (the "Assumption"), which instruments shall be in a form reasonably acceptable to the Parties;

                (c) the Purchaser will deliver to Parent on behalf of the Sellers the Cash Purchase Price, by wire transfer of immediately available funds;

                (d) there shall be delivered to the Purchaser and the Sellers the opinions, certificates and other documents and instruments provided to be delivered under Article 8.

                                   ARTICLE 2

                           TRANSITIONAL ARRANGEMENTS
                           -------------------------

        2.1 SELLERS' NAME CHANGES. As soon as practicable after the Closing, each Seller Party will cause Design, Sub and each Affiliate of any Seller Party with a corporate name which is (or which is confusingly similar to, as determined by the Purchaser in its sole discretion) "Design Trend," "American Homeware," "Pressing Supply" or "Ever-Ready Appliance" to change its corporate name to a name which is not (and which is not confusingly similar to, as determined by the Purchaser in its sole discretion) "Design Trend," "American Homeware," "Pressing Supply" or "Ever-Ready Appliance" in order to effect the intent of the Parties that from and after the Closing the Purchaser will have the sole right as against the Seller Parties and all other Persons to conduct business under such names and that the Purchaser will commence doing so at the time of the Closing.

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


                                   ARTICLE 3

                                CONFIDENTIALITY
                                ---------------

        3.1   CONFIDENTIALITY OBLIGATIONS OF THE PARTIES.

                (a) DEFINITION. For purposes of this Section 3.1, "CONFIDENTIAL INFORMATION" shall mean the trade secrets, customer lists, business plans, financial information and other proprietary and confidential information concerning the Business other than information that is already generally available to the public or that becomes generally available to the public without any breach of the confidentiality provisions of this Agreement or any other agreement with respect to confidentiality among the Parties and/or their Affiliates.

                (b) CONFIDENTIAL TREATMENT. For a period of three years following the Closing, each Seller Party will (and will cause each of its Affiliates to) treat and hold as confidential all Confidential Information, refrain from using any Confidential Information, and, at the Purchaser's request, deliver to the Purchaser or destroy all tangible embodiments (and all copies) of any Confidential Information which are in any such Person's or any such Affiliate's possession; PROVIDED that Parent may disclose financial information relating to the Business which Parent is required to disclose pursuant to its financial reporting requirements in accordance with its past practice.

                (c) FORCED DISCLOSURE. If, during the three-year period following the Closing, any Seller Party or any of its Affiliates is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Person will notify the Purchaser promptly of such request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 3.1. If, in the absence of such a protective order or waiver, any Seller Party or any of its Affiliates, on the advice of counsel, is compelled to disclose any Confidential Information, such Person will use reasonable efforts to (i) ensure that such disclosure is limited to Confidential Information which is so required to be disclosed and (ii) obtain an order or other assurance that confidential treatment will be accorded to any Confidential Information disclosed.

                                   ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
                -----------------------------------------------

        As a material inducement to the Seller Parties to enter into this Agreement, the Purchaser hereby represents and warrants that:

        4.1 ORGANIZATION OF THE PURCHASER. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has the requisite corporate power and authority and all licenses, permits and authorizations necessary to enter into, deliver and carry out its obligations pursuant to the Transaction Documents to which it is a party.

        4.2 AUTHORIZATION; BINDING EFFECT; NO BREACH. The Purchaser's execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by it. Each Transaction Document to which the Purchaser is a party constitutes a valid and binding obligation of the Purchaser which is enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (b) applicable equitable principles (whether considered in a proceeding at law or in equity). The execution, delivery and performance by the Purchaser of the Transaction Documents to which it is a party do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Government Entity or other third party pursuant to, the charter or bylaws of the Purchaser or any agreement, instrument, or other document, or any Legal Requirement, to which the Purchaser or any of its assets is subject.

        4.3 BROKERAGE. There is no claim for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any arrangement or agreement which is binding upon the Purchaser.

        4.4   AVAILABLE CAPITAL. On or prior to the Closing Date, the
Purchaser will have $2 million available to it which may be used in furtherance of the transactions contemplated herein.

        4.5 ACCURACY ON CLOSING DATE. Each representation and warranty set forth in this Article 4 and all information contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement will be true and correct as of the time of the Closing as though then made, except (a) as affected by the transactions expressly contemplated by the Transaction Documents and (b) to the extent that such representation or warranty by its terms relates solely to an earlier date.

                                   ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS
                 ---------------------------------------------

        As a material inducement to the Purchaser to enter into this Agreement, purchase the Purchased Assets and assume the Assumed Liabilities, the Sellers hereby jointly and severally represent and warrant that:

        5.1 ORGANIZATION AND POWER. Each Seller Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Design and Sub are each duly qualified to do business in each jurisdiction in which its ownership of property or conduct of business requires it to so qualify. The Organization Schedule attached hereto lists every jurisdiction where Design or Sub is duly qualified to do business. Each of Design and Sub has the requisite corporate power necessary to own and operate its properties and carry on the Business, and each Seller Party has the requisite corporate power necessary to enter into, deliver and carry out the transactions contemplated by the Transaction Documents.

        5.2 AUTHORIZATION; BINDING EFFECT; NO BREACH. Each Seller Party's execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by such Seller Party. Each Transaction Document to which any Seller Party is a party constitutes a valid and binding obligation of such Person which is enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (b) applicable equitable principles (whether considered in a proceeding at law or in equity). Except as set forth on the attached Consents Schedule, the execution, delivery and performance of the Transaction Documents to which any Seller Party is a party do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien (other than a Permitted Lien) upon any of the Purchased Assets under, (iv) give any third party the right to modify, terminate or accelerate any Assumed Liability or other liability or obligation of any Seller Party under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Government Entity pursuant to, the charter or bylaws of any Seller Party or any agreement, instrument or other document, or any Legal Requirement, to which any Seller Party or any Purchased Assets are subject. Without limiting the generality of the foregoing, none of the Sellers and any of their Affiliates has entered into any agreement, or is bound by any obligation of any kind whatsoever, directly or indirectly, to transfer or dispose of (whether by sale of stock or assets, assignment, merger, consolidation or otherwise) the Business or the Purchased Assets to any Person other than the Purchaser other than with respect to sales of inventory in the ordinary course of business and consistent with the Sellers' past practice.

        5.3 SUBSIDIARIES; INVESTMENTS. Except as set forth on the attached Investment Schedule, neither Sub nor Design owns or holds any Investment other than, in the case of Design, stock of Sub and other than marketable securities which are Excluded Assets.

        5.4   FINANCIAL STATEMENTS AND RELATED MATTERS.

              (a) FINANCIAL STATEMENTS. Attached to this Agreement as EXHIBIT
B are: (i) the unaudited special purpose balance sheets of the Business as of February 28, 1995 and February 28, 1994 and the related unaudited special purpose statements of income for the respective 12-month periods then ended and
(ii) the unaudited special purpose balance sheet of the Business as of December 31, 1995 (the "LATEST BALANCE SHEET") and the related unaudited special purpose statement of income for the 10-month period then ended (all of such financial statements in clauses (i) and (ii) are collectively referred to herein as the "FINANCIAL STATEMENTS"). Each of the Financial Statements (including in all cases the notes thereto, if any) presents fairly the financial condition of the Business as of the dates of such statements and the results of operation for such periods, is accurate and complete, is consistent with the books and records of the Sellers (which, in turn, are accurate and complete) and has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject in the case of the Latest Balance Sheet to normal year-end adjustments (which will not be material individually or in the aggregate) and the lack of footnotes and other presentation items.

              (b) INVENTORY. Without limiting the generality of the foregoing, the Financial Statements provide reserves for defective, slow-moving, obsolete or damaged inventory calculated in accordance with GAAP.

        5.5 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on the attached Liabilities Schedule, the Sellers do not have any liability (whether accrued, absolute or contingent, whether known or unknown, whether disclosed or undisclosed, whether due or to become due and whether related to the Purchased Assets or otherwise, and regardless of when or by whom asserted) other than:
(a) the liabilities set forth on the face of the Latest Balance Sheet, (b) current liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business and consistent with the Sellers' past practice (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, violation of law or lawsuit) and (c) other liabilities and obligations expressly disclosed and quantified in the other Schedules to this Agreement.

        5.6   PURCHASED ASSETS. Except as set forth on the attached ASSETS
SCHEDULE:

              (a) the Purchased Assets constitute all of the assets and rights (other than the Excluded Assets) which are used or useful in the Business as currently conducted and presently proposed to be conducted by the Sellers and are located at the locations set forth on the attached Assets Schedule;

              (b) Design and/or Sub has good title to, or a valid leasehold interest in, all of the Purchased Assets, in each case free and clear of all Liens (other than Permitted Liens), other than (i) inventory sold in the ordinary course of business and consistent with the Sellers' past practice,
(ii) other properties and assets disposed of in the ordinary course of business and consistent with the Sellers' past practice since the date of the Latest Balance Sheet (which properties and assets have a fair market value which does not exceed $25,000 in the aggregate) and (iii) Liens disclosed on the Latest Balance Sheet (including any notes thereto); and

              (c) the equipment and other tangible assets which constitute Purchased Assets are in good operating condition (subject to normal wear and tear) and fit for use in the ordinary course of business and consistent with its past practice.

        5.7 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth on the attached DEVELOPMENTS SCHEDULE, since June 30, 1995, there has been no material adverse change in the financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of the Business. Without limiting the generality of the preceding sentence, except as expressly contemplated by this Agreement or as set forth on the attached DEVELOPMENTS SCHEDULE, since June 30, 1995 no Seller has:

              (a) engaged in any activity which has resulted in (i) any acceleration or delay of the collection of accounts or notes receivable, (ii) any delay in the payment in accounts payable or (iii) any increase in purchases of raw materials, in each case as compared with its custom and practice in the conduct of the Business immediately prior to the date of the Latest Balance Sheet;

                (b) discharged or satisfied any Lien or paid any obligation or liability which would not constitute an Assumed Liability if it were unpaid on the Closing Date, other than current liabilities paid in the ordinary course of business and consistent with such Seller's past practice;

                (c) mortgaged or pledged any Purchased Asset or subjected any Purchased Asset to any Lien;

                (d) sold, assigned, conveyed, transferred, canceled or waived any property, tangible asset, Proprietary Right or other intangible asset or right which, if it were held by such Seller on the Closing Date, would constitute a Purchased Asset, other in the ordinary course of business and consistent with such Seller's past practice;

                (e) disclosed any Confidential Information to any Person other than the Purchaser and the Purchaser's representatives, agents, attorneys, accountants and present and proposed financing sources;

                (f) waived any right relating to the Business other than in the ordinary course of business or consistent with such Seller's past practice;

                (g) made commitments for capital expenditures which will not be paid prior to the Closing and which, in the aggregate, would exceed $25,000;

                (h) made any loan or advance to, or guarantee for the benefit of, or any Investment in, any other Person;

                (i) granted any bonus or any increase in wages, salary or other compensation to any employee (other than any increase in wages or salaries granted in the ordinary course of business and consistent with such Seller's past practice granted to any employee who is not affiliated with such Seller except by reason of such Person's employment by such Seller);

                (j) made any charitable contribution which will not be paid prior to the Closing;

                (k) suffered damages, destruction or casualty losses which, in the aggregate, exceed $50,000 (whether or not covered by insurance) to any Purchased Asset or any other property or asset which, if it existed and was held by such Seller on the Closing Date, would constitute a Purchased Asset;

                (l) received any indication from any material supplier to the Business to the effect that such supplier will stop, or materially decrease the rate of, supplying materials, products or services to such Seller (or to the Purchaser, if the Sale is consummated), or received any indication from any material customer of the Business to the effect that such customer will stop, or materially decrease the rate of, buying materials, products or services from such Seller (or from the Purchaser, if the Sale is consummated);

        (m) entered into any transaction other than in the ordinary course of business and consistent with such Seller's past practice; or

        (n) agreed to do any act described in any of clauses 5.7(a) through (m).

    5.8 TAX MATTERS. The attached TAXES SCHEDULE sets forth a list of all states, territories and jurisdictions (whether foreign or domestic) in which any Seller Party, listed separately for each Seller Party, is required to file a Tax Return with respect to the Business. Except as set forth in the attached TAXES SCHEDULE:

        (a) each Seller Party has filed all Tax Returns and other reports which it was required to file with respect to the Business, and each such return or other report was correct and complete in all respects, and each Seller Party has paid all Taxes due and owing by it with respect to the Business (whether or not shown on any Tax Return or other report) and has withheld and paid over all Taxes which it is obligated to withhold from amounts paid or owing in connection with the Business to any employee, independent contractor', stockholder, partner, creditor or other third party;

        (b) no Tax audits are pending or being conducted with respect to any Seller Party relating to the Business;

        (c) there are no Liens on any of the assets of any Seller Party that arose in connection with any failure (or alleged failure) to pay any Tax relating to the Business;

        (d) no information related to Tax matters has been requested by any Taxing authority, and no Seller Party has received notice indicating an intent to open an audit or other review from any Taxing authority, in each case with respect to the Business;

        (e) no material deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax relating to the Business has been proposed, asserted or assessed by any taxing authority against any Seller Party, and there is no material action, suit, taxing authority proceeding or audit relating to the Business now in progress, pending or, to any Seller's Knowledge, threatened against or with respect to any Seller Party;

        (f) to any Seller's Knowledge, no taxing authority will claim or assess, with respect to the period preceding the Closing Date, any amount of additional Taxes relating to the Business against any Seller Party;

        (g) since August 31, 1993, no claim has been made, and, to any Seller's Knowledge, prior to August 31, 1993, no claim was made, by any jurisdiction in which a Seller Party does not file Tax Returns to the effect that any Seller Party is or may be subject to any Tax imposed by that jurisdiction concerning any Seller Party's tax liability relating to the Business;

                (h) none of the Assumed Liabilities could obligate the Purchaser to make any payments that would not be deductible pursuant to Code
Section 28G;

                (i) no Seller Party has waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to any Tax assessment or deficiency, in each case with respect to the Business; and

                (j) no Seller Party is a party to any Tax sharing or allocation Agreement relating to the Business, and no Seller Party has any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

        5.9     CONTRACTS AND COMMITMENTS.
                -------------------------

                (a) CONTRACTS SCHEDULE. The attached EMPLOYEES SCHEDULE contains a current list of the employees of the Sellers and the regular wages or salaries of, and bonus arrangements (including a brief description thereof) applicable to, such employees. Other than this Agreement or as described on the attached CONTRACTS SCHEDULE, no Seller is a party to any written or oral:

                (i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit, welfare or stock plan or arrangement which is not described on the attached EMPLOYEE BENEFITS SCHEDULE, or any contract with any labor union, or any severance Agreement;

                (ii) contract relating to the Business for the employment or engagement as an independent contractor of any Person on a full-time, part-time, consulting or other basis;

                (iii) contract pursuant to which such Seller has advanced or loaned funds, or agreed to advance or loan funds, to any other Person;

                (iv) contract or indenture relating to any Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any of the Purchased Assets;

                (v) contract pursuant to which such Seller is the lessee of, or holds or operates, any real or personal property owned by any other Person;

                (vi) contract pursuant to which such Seller is the lessor of, or permits any third party to hold or operate, any real or personal property owned by such Seller or of which such Seller is a lessee;

                (vii) assignment, license, indemnification or other contract with respect to any intangible property (including any Proprietary Right) which is not described on the attached PROPRIETARY RIGHTS SCHEDULE;

                (viii) contract or agreement with respect to services rendered or goods sold or leased to or from others, other than any customer purchase order accepted in the ordinary course of business and in accordance with such Seller's past practice which both (A) does not require delivery after the date which is six months after the Closing Date and (B) does not involve a sale price of more than $50,000;

                (ix) contract prohibiting such Seller from freely engaging in the Business anywhere in the world;

                (x) nondisclosure or confidentiality agreement;

                (xi) contract related to capital expenditures;

                (xii) independent sales representative or distributorship agreement; or

                (xiii) any other contract which is material to the Business or involves a consideration in excess of $25,000.

                (b) ENFORCEABILITY. Each item described on the attached CONTRACTS SCHEDULE (the "CONTRACTS") is valid, binding and enforceable in accordance with its terms, including, without limitation, with respect to any non-competition provisions contained in any Contract, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

                (c) COMPLIANCE. Each Seller has performed all obligations required to be performed by it under each Contract, and no Seller is in default under or in breach of (nor is it in receipt of any claim of default or breach under) any such obligation. No event has occurred which with the passage of time or the giving of notice (or both) would result in a default, breach or event of noncompliance under any obligation of a Seller pursuant to any Contract. No Seller has a present expectation or intention of not fully performing any obligation of such Seller pursuant to any Contract, and none of the Sellers has Knowledge of any breach or anticipated breach by any other party to any Contract.

                (d) LEASES. With respect to each Contract which is a lease of personal property with a Seller as lessee, such Seller holds a valid and existing leasehold interest under such lease for the term set forth with respect to such lease on the attached CONTRACTS SCHEDULE.

                (e) AFFILIATED TRANSACTIONS. Except as set forth on the attached AFFILIATED TRANSACTIONS SCHEDULE, no officer, director, stockholder or Affiliate of any Seller Party (and no individual related by blood or marriage to any such Person, and no entity in which any such Person or individual owns any beneficial interest) is a party to any agreement, contract, commitment or transaction with a Seller (other than this Agreement) with respect to the Business or has any material interest in any material property used by a Seller with respect to the Business. The AFFILIATED TRANSACTIONS SCHEDULE also sets forth a description of all services provided by Parent or any of its

Affiliates other than Design or Sub to, or on behalf of, the Business utilizing assets not included in the Purchased Assets and the manner in which the costs of providing such services have been allocated to the Business. Except as set forth on the attached Affiliated Transactions Schedule, neither Parent nor any of its Affiliates other than Design or Sub owns any asset that is used or was used in the Business or was acquired for use in the Business.

                (f) COPIES. The Purchaser or its representatives have been supplied with a true and correct copy of each written Contract, each as currently in effect. The attached CONTRACTS SCHEDULE includes a description of the material terms of each oral Contract.

        5.10    PROPRIETARY RIGHTS.

                (a) SCHEDULE. The attached PROPRIETARY RIGHTS SCHEDULE contains a complete and accurate list of (i) all patented or registered Proprietary Rights owned or used by Design or Sub, (ii) all pending patent applications and applications for registrations of other Proprietary Rights filed by or on behalf of any Seller Party in connection with the Business, (iii) all trade names, corporate names and unregistered trade marks and service marks owned or used by Design or Sub, and (iv) all unregistered copyrights and computer software owned or used by Design or Sub which are material to the Purchased Assets, the Assumed Liabilities or the financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of the Business. The attached PROPRIETARY RIGHTS SCHEDULE also contains a complete and accurate list of all licenses and other rights granted by Design or Sub to any third patty, and all licenses and other rights granted by any third party to Design or Sub, in each case with respect to any Proprietary Rights. The Proprietary Rights listed on the attached PROPRIETARY RIGHTS SCHEDULE comprise all intellectual property rights which are used or useful in the operation of the Business as presently conducted or proposed to be conducted.

                (b) OWNERSHIP; CLAIMS. Except as set forth on the attached PROPRIETARY RIGHTS SCHEDULE, Design or Sub owns and possesses all right, title and interest in and to (or has the right to use pursuant to a valid and enforceable license) all Proprietary Rights described on such Schedule or otherwise necessary or used in or material to the operation of the Business as presently conducted and as presently proposed to be conducted, in each case free and clear of all Liens (other than Permitted Liens), and such Seller has taken all necessary actions to maintain and protect such Proprietary Rights. To the Sellers' Knowledge, the owners of such Proprietary Rights which are licensed to Design or Sub have taken all necessary actions to maintain and protect the Proprietary Rights which are subject to such licenses. Except as indicated on the attached PROPRIETARY RIGHTS SCHEDULE:

                (i) there have been no claims made against any Seller Party asserting the invalidity, misuse or unenforceability of any of such Proprietary Rights, and there are no grounds for any such claim,

                (ii) no Seller Party has received any notice of (nor is it aware of any facts which indicate a likelihood of) any infringement or misappropriation by, or conflict with, any Person with respect to such Proprietary Rights (including any demand or request that such Seller Party license rights from any Person),

                (iii) the conduct of the Business has not infringed or misappropriated, and does not infringe or misappropriate, any Proprietary Right of any other Person, nor would the Purchaser's conduct of the Business as presently conducted infringe or misappropriate any Proprietary Right of any other Person,

                (iv) to the Sellers' Knowledge, the Proprietary Rights used in connection with the Business have not been infringed or misappropriated by any other Person, and

                (v) immediately after the Closing, the Purchaser shall own and possess all right, title and interest in and to (or the right to use, on terms and conditions identical to those applicable to the licensed Seller immediately prior to the Closing, pursuant to a valid and enforceable license) all Proprietary Rights described on such Schedule or otherwise necessary for the operation of the Business as presently conducted and as presently proposed to be conducted, in each case free and clear of all Liens (other than Permitted Liens).

        5.11 CERTAIN LITIGATION. Except as set forth on the attached LITIGATION SCHEDULE, there is no action, suit, proceeding, order, investigation or claim pending (or, to the Sellers' Knowledge, threatened) against or affecting the Business (or, to the Sellers' Knowledge, pending or threatened against or affecting any officer, director or employee of any Seller Party with respect to the Business), at law or in equity, or before or by any Government Entity, including, without limitation, (a) with respect to the transactions contemplated by the Transaction Documents, or (b) concerning the design, manufacture, rendering or sale by any Seller of any product or service or otherwise concerning the conduct of the Business, and, in the case of clauses
(a) and (b), to the Sellers' Knowledge, there is no basis for any of the foregoing.

        5.12 BROKERAGE. Except for any amounts payable to KeyCorp Investment Banking, there is no claim for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any arrangement or agreement which may be binding upon any Seller Party or to which any Seller Party or any of the Purchased Assets may be subject.

        5.13 INSURANCE. The attached INSURANCE SCHEDULE contains a description of each insurance policy maintained by each Seller Party with respect to any of the Purchased Assets, and each such policy is in full force and effect (it being understood that such insurance may be cancelled at the Closing). No Seller Party is in default of any obligation pursuant to any insurance policy maintained by it with respect to the Business.

        5.14 EMPLOYEES.

             (a) CONTINUED EMPLOYMENT. To the Sellers' Knowledge, as of the date hereof, no executive or key employee of any Seller or any group of employees of any Seller has any plans to terminate employment with such Seller, and no employee of either Seller has any plans to refuse an offer of employment from the Purchaser if such offer is made (assuming substantially similar employment terms).

             (b) COMPLIANCE AND RESTRICTIONS. Each Seller has complied with all laws relating to the employment of labor in connection with the Business, including provisions of such laws relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, and no Seller has any material labor relations problem (including any union organization activities, threatened or actual strikes or work stoppages or material grievances). Except as set forth on the attached EMPLOYEE MATTERS SCHEDULE, no employees of any Seller are subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreement relating to, affecting, or in conflict with, the Business activities as presently conducted or as proposed to be conducted. The attached EMPLOYEE MATTERS SCHEDULE sets forth each material labor relations problem (including, without limitation, any known union organization activities, known threatened or actual strikes or work stoppages or known material grievances) experienced by any Seller at any time during the five-year period preceding the date of this Agreement.

        5.15    ERISA. Except as set forth on the attached EMPLOYEE BENEFITS
SCHEDULE:

                (a) with respect to all current employees (including those on lay-off, disability or leave of absence), former employees, and retired employees of the Seller Parties with respect to the Business (the "EMPLOYEES"), no Seller Party maintains or contributes to any (i) employee welfare benefit plans (as defined in Section 3(1) of ERISA) ("EMPLOYEE WELFARE PLANS"), or (ii) any plan, policy or arrangement which provides nonqualified deferred compensation, bonus or retirement benefits, severance or "change of control" (as set forth in Code Section 280G) benefits, or life, disability accident, vacation, tuition reimbursement or other material fringe benefits ("OTHER PLANS");

                (b) no Seller Party maintains, contributes to, or participates in any defined benefit plan or defined contribution plan which are employee pension benefit plans (as defined in Section 3(2) of ERISA) ("EMPLOYEE PENSION PLANS");

                (c) no Seller Party contributes to or participates in any multiemployer plan (as defined in Section 3(37) of ERISA) (a "MULTIEMPLOYER PLAN");

                (d) no Seller Party maintains or has any obligation to contribute to or provide any post-retirement health, accident or life insurance benefits to any Employee, other than limited medical benefits required to be provided under Code Section 4980B;

                (e) all Plans (and all related trusts and insurance contracts) comply in form and in operation in all respects with the applicable requirements of ERISA and the Code;

                (f) all required reports and descriptions (including all Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s and Summary Plan Descriptions) with respect to all Plans have been properly filed with the appropriate government agency or distributed to participants, and each Seller Party has complied with the requirements of Code Section 4980B;

                (g) with respect to each Plan, all contributions, premiums or payments which are due on or before the Closing Date have been paid, or, with respect to the most recent payroll or any payroll paid after the date hereof, will within 15 business days after such payroll is made be paid, to such Plan; and

                (h) no Seller Party has incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC"), the United States Internal Revenue Service, any multiemployer plan or otherwise with respect to any employee pension benefit plan or with respect to any employee pension benefit plan currently or previously maintained by members of the controlled group of companies (as defined in Sections 414(b) and (c) of the Code) that includes such Seller Party (the "CONTROLLED GROUP") that has not been satisfied in full, and no condition exists that presents a material risk to any Seller Party or any member of the Controlled Group of incurring such a liability (other than liability for premiums due the PBGC) which could reasonably be expected to have any adverse effect on the Purchaser or any of the Purchased Assets after the Closing.

        5.16    REAL ESTATE.
                ------------

                (a) OWNED PROPERTIES. Neither Design nor Sub owns any real property.

                (b) LEASED PROPERTY. The attached REAL ESTATE SCHEDULE lists and describes briefly all real property leased or subleased to each Seller Party and used in the Business (the "LEASED REAL PROPERTY"). The Sellers have delivered to the Purchaser or its representatives correct and complete copies of the leases and subleases listed on the attached REAL ESTATE SCHEDULE (collectively, the "LEASES"). With respect to the Leased Real Property and each of the Leases, and except as provided on the attached REAL ESTATE SCHEDULE:

                (i) such Lease is legal, valid, binding, enforceable, and in full force and effect;

                (ii) such Lease is fully assignable to the Purchaser and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Sale and the Assumption and the commencement of the operation of the Business by the Purchaser;

                (iii) no party to such Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration of such Lease;

                (iv) no party to such Lease has repudiated any provision thereof;

                (v) there are no disputes, oral agreements, or forbearance programs in effect as to such Lease;

                (vi) in the case of each Lease which is a sublease, the representations and warranties set forth in clauses 5.16(b)(i) through (v) are true and correct with respect to the underlying lease;

                (vii) no Person (other than a Seller) is in possession of any of the Leased Real Property;

                (viii) no Seller Party has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold created pursuant to such Lease;

                (ix) none of the Leases has been modified in any respect, except to the extent that such modifications are in writing and have been delivered or made available to the Purchaser;

                (x) all permits, licenses, approvals and other authorizations required in connection with the operation of the Business on the Leased Real Property required to have been issued to enable the Leased Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used in connection with the operation of the Business have been lawfully issued and are, as of the date hereof, in full force and effect;

                (xi) all buildings, structures and other improvements located upon the Leased Real Property, including, without limitation, all components thereof, are in good operating condition and repair subject only to the provision of usual and customary maintenance provided in the ordinary course of business with respect to buildings, structures and improvements of like age and construction, and all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage and other utilities and systems serving the Leased Real Property are sufficient to enable the continued operation of the Leased Real Property as it is now operated in connection with the operation of the Business; and

                (xii) to the Sellers' Knowledge, there are no proceedings in eminent domain, condemnation or other similar proceedings, lawsuits or actions relating to the Leased Real Property.

        5.17    COMPLIANCE WITH LAWS.
                --------------------

                (a) Generally. Except as set forth on the attached COMPLIANCE SCHEDULE, the Business has been and is being conducted in compliance with all Legal Requirements, and no Seller Party has received notice alleging that the Business is not in compliance with all Legal Requirements.

                (b) REQUIRED PERMITS. Each Seller Party has complied with
(and is in compliance with) all permits, licenses and other authorizations required for the operation of the Business (including, without limitation, pursuant to Environmental and Safety Requirements). The items described on the attached PERMITS SCHEDULE constitute all of the permits, filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and the like of, to or with any Government Entity which are required for the consummation of the Sale, the Assumption or any other transaction contemplated by the Transaction Documents or the ownership of the Purchased Assets or the Purchaser's conduct of the Business (as it is presently conducted by the Sellers) thereafter.

                (c) ENVIRONMENTAL AND SAFETY MATTERS. Without limiting the generality of Sections 5.17(a) and (b):

                        (i) Each Seller has complied and is in compliance with all Environmental and Safety Requirements.

                        (ii) None of the Sellers have received any written or oral notice, report or other information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or investigatory, remedial or corrective obligations, relating to any Seller or their facilities and arising under Environmental and Safety Requirements.

                        (iii) Except as set forth on the attached ENVIRONMENTAL AND SAFETY MATTERS SCHEDULE, none of the following exists at any property or facility owned or operated by any Seller:

                              1)   underground storage tanks or surface
                                   impoundments
                              2) asbestos-containing material in any form or condition; or
                              3)   materials or equipment containing
                                   polychlorinated biphenyls.

                        (iv) None of the Sellers have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any substance, including, without limitation, any hazardous substance, or owned or operated any facility or property, so as to give rise to liabilities of the Sellers for response costs, natural resource damages or attorneys' fees pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended, or similar state Environmental and Safety Requirements.

                        (v) Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of any Government Entity or third parties, pursuant to any so-called "transaction-triggered" or "responsible property transfer" Environmental and Safety Requirements.

                        (vi) None of the Sellers have, either expressly or by operation of law, assumed or undertaken any liability in connection with the Business, including, without limitation, any obligation for corrective or remedial action, of any other Person relating to any Environmental and Safety Requirements.

                        (vii) Without limiting the foregoing, no facts, events or conditions relating to the past or present facilities, properties or operations of the Sellers will prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any Investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including, without limitation, any relating to onsite or offsite Releases or threatened Releases of hazardous materials, substances or wastes, personal injury, property damage or natural resource damage.

        5.18 PRODUCT WARRANTY. Except as set forth on the attached Warranties Schedule, all products manufactured, serviced, distributed, sold or delivered by any Seller have been manufactured, serviced, distributed, sold and/or delivered in conformity with all applicable contractual commitments and all express and implied warranties. No liability of any Seller exists for replacement or other damages in connection with any such product.

        5.19 DISCLOSURE. Neither this Article 5 nor any schedule, attachment, written statement, document, certificate or other item supplied to the Purchaser by or on behalf of any Seller Party with respect to the transactions contemplated by the Transaction Documents contains any untrue statement of a material fact or omits a material fact necessary to make each staternent contained herein or therein not misleading.

        5.20 ACCURACY ON CLOSING DATE. Each representation and warranty set forth in this Article 5 and all information contained in any exhibit, schedule or attachinent to this Agreement or in any certificate or other writing delivered by, or on behalf of, any Seller Party to the Purchaser will be true and correct as of the time of the Closing as though then made, except
(a) as affected by the transactions expressly contemplated by the Transaction Documents and (b) to the extent that such representation or warranty by its terms relates solely to an earlier date.

                                   ARTICLE 6

                                   EMPLOYEES
                                   ---------

        Prior to the Closing, the Purchaser shall provide Parent with a list of employees to whom the Purchaser intends to offer employment (the "REQUESTED EMPLOYEES"). The Purchaser will reimburse the Sellers promptly after payment but no more often than monthly for all Severance Costs which are paid to any of the employees of the Sellers (or paid by Parent to James L. Glenn ("Glenn")) listed on the EMPLOYEES SCHEDULE who are not Requested Employees and are not at any time within a two-year period after the Closing Date employed (or engaged as a consultant or independent contractor) by Parent or any of its Affiliates. The Sellers (and, in the case of Glenn, Parent) will retain all liabilities with respect to each employee of any Seller who is not a Requested Employee, each Requested Employee who does not accept employment with the Purchaser and each former employer of either Seller, including, without limitation, any liabilities or obligations with respect to any such employee pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1987

("COBRA"). No Seller Party will discourage, or permit any of its Affiliates to discourage, any Requested Employee from accepting employment with the Purchaser. For purposes hereof, "SEVERANCE COSTS" shall mean the actual severance payments made to an employee by the Seller Party who employs such employee pursuant to such Seller Party's current severance program or the employee's employment contract, provided that the Purchaser's obligation hereunder shall in no event exceed the following amounts: (a) with respect to each employee of either Seller other than Anthony M. Ribaudo ("RIBAUDO") and Glenn, one week of base salary at existing rates for each year or partial year of service of such employee with such Seller, (b) with respect to Ribaudo, continuation of his current base salary as set forth in the Ribaudo Employment Agreement and Medical Costs incurred with respect to Ribaudo, in each case until February 28, 1997 and (c) with respect to Glenn, continuation of his current base salary as set forth in the Glenn Employment Agreement and Medical Costs incurred with respect to Glenn, in each case until June 30, 1997. For purposes hereof, "MEDICAL COSTS" shall mean, with respect to either Glenn or Ribaudo, as applicable, the costs incurred by Parent for such person's participation in the medical plan generally available to employees of Parent, which costs shall be deemed to equal the actual costs, or, if applicable, the deemed premium rate usually charged with respect to employees of Parent who are receiving COBRA coverage.

                                   ARTICLE 7

                          SURVIVAL AND INDEMNIFICATION
                          ----------------------------

        7.1     SURVIVAL OF REPRESENTATIONS AND WARRANTIES.
                -------------------------------------------

                (a) SURVIVAL TERM. All representations, warranties, covenants and agreements contained herein or made in writing by any Party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (regardless of any investigation, examination or inquiry made by any Party or on its behalf) and will continue in full force and effect for:

                        (i) perpetuity, in the case of the representations and warranties in Sections 4.2, 5.2 and 5.6(b) (and Sections 4.5 and 5.20 to the extent such Sections relate to Sections 4.2, 5.2 and 5.6(b));

                        (ii) the period prescribed by the applicable statute of limitations, in the case of the representations and warranties in Sections 5.8, 5.15 and 5.17 (and Section 5.20 to the extent such Section relates to Sections 5.8, 5.15 and 5.17); and

                        (iii) a period of two years following the Closing Date for all other representations and warranties set forth in Articles 4 and 5.

                (b) NO WAIVER. Except as expressly provided in Sections 7.2(a)(i)(D) and 7.3(a)(i), neither Party's participation in the consummation of any transaction pursuant to any Transaction Document nor any waiver of any condition to such participation (including any condition that a representation or warranty of any other Party be true and correct) will constitute a waiver by such participating Party of any representation or warranty of any Party or otherwise affect the survival of any such representation or warranty.

        7.2     INDEMNIFICATION OBLIGATIONS OF THE SELLER PARTIES.
                -------------------------------------------------

                (a) SPECIFIC INDEMNIFLABLE LOSSES. In addition to any other right or remedy available to the Purchaser at law or in equity, the Seller Parties, jointly and severally, will indemnify the Purchaser and its Aftiliates, stockholders, officers, directors, employees, agents, representatives and permitted successors and assigns (collectively, the "PURCHASER INDEMNITEES") in respect of, and save and hold each Purchaser Indemnitee harmless against and pay on behalf of or reimburse each Purchaser Indemnitee as and when incurred, any Loss which any Purchaser Indemnitee suffers, sustains or becomes subject to as a result of, in connection with, relating to or by virtue of, without duplication:

                        (i) any misrepresentation or breach of any representation or warranty by any Seller set forth in Article 5 of this Agreement; provided that

                                (A) no Seller Party will have any liability
              under this Section 7.2(a)(i) (other than any liability relating to any breach of any representation or warranty contained in Sections 5.2, 5.6(a), and 5.6(b)) unless and until the aggregate of all Losses resulting under this Section 7.2(a)(i) exceeds $300,000, in which event the Seller Parties will be jointly and severally liable for all Losses thereafter until the aggregate of all such Losses exceeds $3,000,000, after which point no Seller Party will be liable for any further Losses resulting under this Section 7.2(a)(i);

                                (B) no Seller Party will have any liability
              under this Section 7.2(a)(i) (other than any liability relating to any breach of any representation or warranty contained in Sections 5.2, 5.6(a), 5.6(b) and 5.18) for any breach or series of related breaches in respect of which the Losses are less than $2,000, and such Losses shall not be aggregated for purposes of Section 7.2(a)(i)(A);

                                (C) if there is an applicable survival period
              for such representation or warranty pursuant to Section 7.1, the Purchaser makes a written claim for indemnification pursuant to
              Section 7.4(a) within such survival period; and

                                (D) no Purchaser Indemnitee shall be entitled to
              indemnification for any Loss relating to a misrepresentation or breach of a representation or warranty contained herein that Thomas J. Formolo or Robert A. Zriny actually (as opposed to constructively or otherwise) knew existed on the Closing Date (it being understood that the Parties acknowledge and agree that no Purchaser Indemnitee is precluded under this subsection (D) from seeking indemnification for Losses relating to misrepresentations or breaches of representations or warranties merely because
              Thomas J. Formolo or Robert A. Zriny may have been aware on the Closing Date of facts or circumstances that relate to such breach);

                        (ii) any nonfulfillment or breach of any covenant or agreement of any Seller Party set forth in this Agreement other than any covenant or agreement contained in Article 5 of this Agreement;

                        (iii) any Excluded Liability; or

                        (iv) any liability in connection with the consummation of the transactions contemplated herein to any prospective buyer with whom the Seller Parties or any of their respective agents have had discussions regarding the disposition of the Business.

                (b) SOURCE OF INDEMNIFICATION. The Purchaser Indemnitees' remedy for any indemnification hereunder may be satisfied by proceeding against any Seller Party, at the Purchaser Indemnitees' option.

        7.3 INDEMNIFICATION OBLIGATIONS OF THE PURCHASER. In addition to any other right or remedy available to the Seller Parties at law or in equity, the Purchaser will indemnify the Seller Parties and their Affiliates, partners, stockholders, officers, directors, employees, agents, representatives and permitted successors and assigns (collectively, the "SELLER INDEMNITEES") in respect of, and save and hold each Seller Indemnitee harmless against and pay on behalf of or reimburse each Seller Indemnitee as and when incurred, any Loss which such Seller Indemnitee suffers, sustains or becomes subject to as a result of; in connection with, relating to or by virtue of, without duplication:

                (a) any misrepresentation or breach of any representation or warranty by the Purchaser set forth in Article 4 of this Agreement; provided that (i) no Seller Indemnitee shall be entitled to indemnification for any Loss relating to a misrepresentation or breach of a representation or warranty contained herein that Robert S. Reitman or Alayne L. Reitman actually (as opposed to constructively or otherwise) knew existed on the Closing Date (it being understood that the Parties acknowledge and agree that no Seller Indemnitee is precluded under this subsection (i) from seeking indemnification for Losses relating to misrepresentations or breaches of representations or warranties merely because Robert S. Reitman or Alayne L. Reitman may have been aware on the Closing Date of facts or circumstances that relate to such breach) and (ii) if there is an applicable survival period for such representation or warranty pursuant to Section 7.1, the Seller Parties make a written claim for indemnification pursuant to Section 7.4(a) within such survival period;

                (b) any nonfulfillment or breach of any covenant or agreement of the Purchaser set forth in any Transaction Document other than any covenant or agreement contained in Article 4 of this Agreement; or

                (c)     any Assumed Liability.

        7.4     INDEMNIFICATION PROCEDURES.
                --------------------------

                (a) NOTICE OF CLAIM. Any Person making a claim for indemnification pursuant to Section 7.2 or 7.3 above (an "INDEMNIFIED PARTY") must give any Party from whom indemnification is sought (an "INDEMNIFYING PARTY") written notice of such claim (an "INDEMNIFICATION CLAIM NOTICE") promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a "PROCEEDING") against or involving the Indemnified Party by a Government Entity or other third party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Section 7.2 or 7.3, as applicable, except to the extent that such failure actually harms the Indemnifying Party. Such notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).

                (b) CONTROL OF DEFENSE: CONDITIONS. With respect to the defense of any Proceeding against or involving an Indemnified Party in which a Government Entity or other third party in question seeks only the recovery of a sum of money for which indemnification is provided in Section 7.2 or 7.3, at its option an Indemnifying Party may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party; provided that before the Indemnifying Party assumes control of such defense it must first:

                        (i) enter into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible (with no reservation of any rights other than the right to be subrogated to the rights of the Indemnified Party) for all Losses relating to such Proceeding and unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such Proceeding or the facts giving rise to such claim for indemnification, and

                        (ii) furnish the Indemnified Party with evidence that the Indemnifying Party, in the Indemnified Party's sole judgment, is and will be able to satisfy any such liability.

                (c) CONTROL OF DEFENSE: EXCEPTIONS AND RELATED MATTERS. Notwithstanding Section 7.4(b):

                        (i) the Indemnified Party will be entitled to participate in the defense of such Proceeding and to employ counsel of its choice for such purpose at its own expense (provided that the Indemnifying Party will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense);

                        (ii) the Indemnifying Party will not be entitled to assume control of the defense of such Proceeding, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party, if

                        (A) the Indemnified Party reasonably believes that an
                   adverse determination of such Proceeding could be detrimental to or injure the Indemnified Party's reputation or future business prospects,

                        (B) the Indemnified Party reasonably believes that
                   there exists or could arise a conflict of interest which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Proceeding, or

                        (C) the Indemnifying Party has failed or is failing to
                   prosecute or defend vigorously such Proceeding; and

                (iii) the Indemnifying Party must obtain the prior written consent of the Indemnified Party (which the Indemnified Party will not unreasonably withhold) prior to entering into any settlement of such Proceeding or ceasing to defend such Proceeding.

        7.5 TREATMENT OF INDEMNIFICATION PAYMENTS. Amounts paid to or on behalf of the Purchaser or the Seller Parties as indemnification hereunder shall be treated as adjustments to the Purchase Price. If any Tax authority asserts that an indemnification payment is not an adjustment to the Purchase Price, the Indemnifying Party will indemnify the Indemnified Party against any Tax imposed on the receipt of such indemnification payment pursuant to Section 7.2 or 7.3, including any Tax imposed on any payment pursuant to this Section 7.5.

        7.6 PAYMENT. The Indemnifying Party shall pay the Indemnified Party to the extent the Indemnified Party is entitled to payment hereunder in immediately available funds promptly after (but no later than 5 days after) the Indemnified Party provides the Indemnifying Party with notice of a claim hereunder and the parties reasonably agree that there is a reasonable basis for such claim, or a Final Determination is made pursuant to the terms of Section
7.7 below. The amount of any indemnification payment shall bear interest from the date any Loss is incurred with respect to such indemnification payment through the date such payment is made at the lesser of (i) a floating rate equal to the prime or base rate of interest, as established and publicly announced from time to time by the First National Bank of Chicago (which rate shall be adjusted on the effective date of each change in such prime rate), and
(ii) the maximum rate permitted by applicable usury laws. Interest on any such unpaid amount shall be compounded semi-annually, computed on the basis of a 360-day year consisting of twelve 30-day months and shall be payable on demand. In addition, such Party shall promptly reimburse the other Party for any and all costs and expenses of any nature or kind whatsoever (including, but not limited to, all attorneys' fees) incurred in seeking to collect any amounts owed by one Party to another Party or to enforce any Final Determination.

        7.7 ARBITRATION PROCEDURE.
            ----------------------

           (a) EXCLUSIVE METHOD. The Parties agree that the arbitration procedure set forth below (including the enforcement provisions in Section 7.7(f)) shall be the sole and exclusive method for resolving and remedying claims for money damages arising out of the provisions of Article 7 (the "DISPUTES"). The Parties hereby agree and acknowledge that, except as otherwise provided in this Section 7.7 or in the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to the Uniform Arbitration Act, 710 ILCS 5.

        (b) NOTICE. In the event that any Party asserts that there exists a Dispute, such Party shall deliver a written notice to the other Party specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within 10 business days after the delivery of such notice, the Party delivering such notice of Dispute (the "Disputing Party") may, within 45 business days after delivery of such notice, commence arbitration hereunder by delivering to the other Party a notice of arbitration (a "NOTICE OF ARBITRATION"). Such Notice of Arbitration shall specify (i) the matters as to which arbitration is sought,
(ii) the nature of any Dispute, (iii) the claims of the Disputing Party, (iv) the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim and (v) any other matters required by the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time to be included therein, if any.

        (c) SELECTION OF ARBITRATORS. The Purchaser and the Sellers each shall select one non-neutral arbitrator expert in the subject matter of the Dispute (the arbitrators so selected shall be referred to herein as the "PURCHASER'S ARBITRATOR" and the "SELLERS' ARBITRATOR," respectively). In the event that either the Purchaser or the Sellers fail to select an arbitrator as set forth herein within 20 days from the delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other. The Sellers' Arbitrator and the Purchaser's Arbitrator shall select a third independent, neutral arbitrator expert in the subject matter of the dispute, and the three arbitrators so selected shall resolve the matter according to the procedures set forth in this Section 7.7. If the Sellers' Arbitrator and the Purchaser's Arbitrator are unable to agree on a third arbitrator within 20 days after their selection, the Sellers' Arbitrator and the Purchaser's Arbitrator shall each prepare a list of three independent arbitrators within 5 days of the expiration of such 20-day period. The Sellers' Arbitrator and the Purchaser's Arbitrator shall each have the opportunity to eliminate one arbitrator from the other arbitrator's list within seven days after submission thereof, and the third arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by the Sellers' Arbitrator and the Purchaser's Arbitrator. In the event that either the Sellers' Arbitrator or the Purchaser's Arbitrator fails to submit a list of three independent arbitrators within such 5-day period or otherwise fails to participate in any aspect of the arbitrator selection process set forth herein, the other will select the third arbitrator.

        (d) COSTS. The arbitrator(s) selected pursuant to Section 7.7(c) above will allocate the costs and expenses of arbitration to each Party in proportion to the contested amount not awarded to each Party relative to the total contested amount. For example, if (i) the Purchaser submits a claim for $1,000,
(ii) the Sellers contest $500 of the $1,000 claimed by the Purchaser and (iii) the arbitrator(s) ultimately resolve(s) the dispute by awarding the Purchaser $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 +div 500) to the Sellers and 40% (i.e., 200 +div 500) to the Purchaser.

                (e) FINAL DETERMINATION. The arbitration shall be conducted in Chicago, Illinois under the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, except as modified by the agreement of the Parties. The arbitrator(s) shall so conduct the arbitration that a final result, determination, finding, judgment and/or award (the "FINAL DETERMINATION") is made or rendered as soon as practicable, but in no event later than 90 business days after the delivery of the Notice of Arbitration nor later than 20 days following completion of the arbitration. The Final Determination must be agreed upon and signed by the sole arbitrator or by at least two of the three arbitrators (as the case may be). The Final Determination shall be final and binding on the Parties, and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any Party and to correct manifest clerical errors.

                (f) ENFORCEMENT. The Parties may enforce any Final Determination in any state or federal court located in Cook County, Illinois, Newark, New Jersey or Cleveland, Ohio. For the purpose of any action or proceeding instituted with respect to any Final Determination, each Party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in any court has been brought in an inconvenient forum.

                                   ARTICLE 8

                           CONDITIONS TO THE CLOSING
                           -------------------------

        8.1 CONDITIONS OF THE PURCHASER'S OBLIGATION. The Purchaser's obligation to effect the Sale and the Assumption at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

            (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty set forth in Article 5 will be true and correct in all material respects at and as of the Closing as though then made, except to the extent of any change solely caused by the transactions expressly contemplated by the Transaction Documents.

            (b) COVENANTS. Each Seller Party will have performed and observed in all material respects each covenant or other obligation required to be performed or observed by such Person pursuant to the Transaction Documents prior to the Closing.

            (c) COMPLIANCE WITH APPLICABLE LAWS. The consummation of the transactions contemplated by the Transaction Documents will not be prohibited by any Legal Requirement or subject the Purchaser, the Business or the Purchased Assets to any penalty, liability or (in the Purchaser's sole judgment) other onerous condition arising under any applicable Legal Requirement or imposed by any Government Entity.

            (d) PROCEEDINGS. No action, suit or proceeding will be pending or threatened before any Government Entity the result of which could prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents, cause any such transaction to be rescinded following consummation, or adversely affect the Purchaser's right to acquire or hold the Purchased Assets or conduct the Business or any Seller Party's performance of its obligations pursuant to the Transaction Documents, and no judgment, order, decree, stipulation, injunction or charge having any such effect will exist.

            (e) CONSENTS. All filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and the like of, to or with any Government Entity or any other Person that are required for the consummation of the Sale, the Assumption or any other transaction contemplated by the Transaction Documents or the ownership of the Purchased Assets or the conduct of the Business by the Purchaser thereafter (the "CONSENTS") will have been duly made or obtained.

            (f) OPINION OF COUNSEL. The Purchaser will have received from Berick Pearlman & Mills, legal counsel for the Seller Parties, an opinion with respect to the matters set forth in Exhibit C attached hereto addressed to the Purchaser. Such opinion will be dated the Closing Date and will be in form satisfactory to the Purchaser's special legal counsel.

            (g) NO MATERIAL ADVERSE CHANGE. Since February 28, 1995, there will have been no material adverse change in the financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of the Business.

            (h) FINANCING. The Purchaser will have obtained debt financing for the transactions contemplated herein and post-Closing working capital requirements in amounts and on terms satisfactory to the Purchaser.

            (i) TITLE INSURANCE. The Purchaser shall have obtained, with respect to each parcel of Leased Real Property reasonably requested by the Purchaser or required by any lender to the Purchaser in connection with the Sale, an ALTA leasehold policy of title insurance Form B-1990 with deletion of creditor's rights exception issued by a title insurer satisfactory to the Purchaser (the "TITLE COMPANY") in such amount as the Purchaser reasonably determines insuring title to the leasehold estate in such parcel of Leased Real Property in the Purchaser subject only to Permitted Real Estate Liens (collectively, the "TITLE POLICIES"). The cost of the Title Policies shall be shared equally by the Purchaser and Parent. The Title Policies shall contain:
(i) an "Extended Coverage Endorsement" insuring over the general exceptions contained in such policies; (ii) an ALTA Zoning Endorsement 3.1 (or equivalent), including parking; (iii) an endorsement insuring that the Leased Real Property described in such Title Policy is the parcel shown on the survey with respect to such Leased Real Property; (iv) an endorsement insuring that each street adjacent to such Leased Real Property is a public street and that there is direct and unencumbered access, ingress and egress to such street from such Leased Real Property; (v) if any parcel of Leased Real Property contains more than one record parcel, a contiguity endorsement insuring that all such record parcels are contiguous to one another; and (vi) a tax parcel endorsement and such other endorsements as shall be reasonably requested by the Purchaser or required by any lender to the Purchaser in connection with the Sale.

            (j) SURVEYS. The Purchaser will have received a current ALTA/ACSM survey of each parcel of Leased Real Property with respect to which a Title Policy is required to be made in accordance with the 1992 ALTA/ACSM standards including items 1 through 14 of Table A thereof made by a surveyor licensed in the jurisdiction in which such parcel of Leased Real Property is located and certified to the Purchaser, the Purchaser's lender and the Title Company as having been so made, disclosing the location of all improvements, easements, party-walls, sidewalks, roadways, utility lines and other matters required to be shown on the surveys and showing each such parcel of Leased Real Property to be free from survey defects and encroachments of improvements located thereon onto adjacent property and to be free from encroachments of improvements located on property adjacent onto such parcel of Leased Real Property. The cost of any such survey will be shared equally by the Purchaser and Parent.

            (k) ESTOPPEL LETTERS. With respect to each parcel of Leased Real Property, such Seller Party will have delivered to the Purchaser an estoppel letter from the lessor under the related lease or sublease to the effect that:
(i) the copy of the lease or sublease attached to such estoppel letter is a true, correct and complete copy of such lease or sublease and represents the entire agreement between such lessor and such Seller Party as to such parcel;
(ii) such Seller Party is not in breach or default under such lease or sublease, and no event has occurred which, with the giving of notice or the passage of time, would constitute such a breach or default, or permit termination, modification or acceleration under such lease or sublease; (iii) such lessor has not repudiated any provision of such lease or sublease; (iv) there are no disputes, oral agreements or forbearance programs in effect as to such lease or sublease; and (v) such other matters as the Purchaser reasonably may request.

            (l) LIEN RELEASES. The Sellers shall have caused any Person holding a Lien (other than a Permitted Lien) on any Purchased Asset to have executed and delivered to the Purchaser a lien release with respect to such Purchased Asset in form and substance satisfactory to the Purchaser.

            (m) SELLER PARTIES CLOSING DOCUMENTS. The Seller Parties will have delivered to the Purchaser the following documents:

                (i) a certificate signed by the president, vice president, chief financial officer or treasurer of each Seller Party, dated the Closing Date, stating that the conditions specified in Sections 8.1(a) through 8.1(e), inclusive, have been fully satisfied;

                (ii) a copy of the resolutions duly adopted by the board of directors of each Seller Party authorizing such Seller Party's execution, delivery and performance of the Transaction Documents to which such Seller Party is a party and the consummation of the Sale and all other transactions contemplated by the Transaction Documents, as in effect as of the Closing, certified by an officer of such Seller Party;

                (iii) a certificate (dated not more than 15 business days prior to the Closing) of the Secretary of State of each state listed on the attached ORGANIZATION SCHEDULE as to the good standing of each Seller Party in such states;

                (iv) the Books and Records;

                (v) such a bill of sale, warranty deeds, warranty assignments of leases and all other instruments of conveyance which are necessary or desirable to effect the Sale, including, to the extent appropriate, documents acceptable for recordation in the United States Patent and Trademark Office, the United States Copyright Office and any other similar Government Entity;

                (vi)  copies of the Consents; and

                (vii) such other documents relating to the transactions contemplated by the Transaction Documents as the Purchaser reasonably requests.

All corporate and other proceedings or actions taken or required to be taken by any Seller Party in connection with the transactions contemplated by the Transaction Documents, and all documents incident thereto, must be reasonably satisfactory in form and substance to the Purchaser and its special legal counsel. Any condition set forth in this Section 8.1 may be waived only in a writing executed by the Purchaser.

        8.2     CONDITIONS TO THE SELLER PARTIES' OBLIGATION. The
Seller Parties' obligation to effect the Sale at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

                (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty set forth in Article 4 will be true and correct in all material respects at and as of the Closing as though then made, except to the extent of any change solely caused by the transactions expressly contemplated by the Transaction Documents.

                (b) COVENANTS. The Purchaser will have performed and observed in all material respects each covenant or other obligation required to be performed or observed by it pursuant to the Transaction Documents prior to the Closing.

                (c) COMPLIANCE WITH APPLICABLE LAWS. The consummation of the transactions contemplated by the Transaction Documents will not be prohibited by any Legal Requirement or subject any Seller Party to any penalty or liability arising under any Legal Requirement or imposed by any Government Entity.

                (d) PROCEEDINGS. No action, suit or proceeding will be pending or threatened before any Government Entity the result of which could prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents, cause any such transaction to be rescinded following such consummation or adversely affect the Purchaser's performance of its obligations pursuant to the Transaction Documents, and no judgment, order, decree, stipulation, injunction or charge having any such effect will exist.

                (e) OPINION OF COUNSEL. Parent will have received from Kirkland & Ellis, special legal counsel for the Purchaser, an opinion with respect to the matters set forth in EXHIBIT D attached hereto addressed to Parent. Such opinion will be dated the Closing Date and will be in form satisfactory to the Seller Parties' legal counsel.

                (f) PURCHASER CLOSING DOCUMENTS. The Purchaser will have delivered to Parent the following documents:

                        (i) a certificate signed by the president or chief financial officer of the Purchaser, dated the Closing Date, stating that the conditions specified in Sections 8.2(a) through 8.2(d), inclusive, have been fully satisfied;

                        (ii) all instruments which are necessary or desirable to effect the Assumption; and

                        (iii) such other documents relating to the transactions contemplated by the Transaction Documents to be consummated at the Closing as the Sellers reasonably request.

All corporate and other proceedings or actions taken or required to be taken by the Purchaser in connection with the transactions contemplated by the Transaction Documents, and all documents incident thereto, must be reasonably satisfactory in form and substance to the Seller Parties and their legal counsel. Any condition set forth in this Section 8.2 may be waived only in a writing executed by a Seller.

                                   ARTICLE 9

                                OTHER COVENANTS
                                ---------------

        9.1 INTERIM AGREEMENTS OF THE SELLER PARTIES. The Seller Parties covenant and agree that prior to the Closing, unless the Purchaser agrees otherwise in writing, or as otherwise expressly contemplated or permitted by the Transaction Documents, the Sellers will conduct the Business in, and the Sellers will not take any action other than in, the ordinary course of business, on an arm's-length basis and in accordance with all Legal Requirements and the Sellers' past custom and practice. Without limiting the generality of the preceding sentence, each Seller Party covenants that:

            (a)     no Seller will, directly or indirectly,

                        (i) sell, pledge, dispose of or encumber any Purchased Asset, other than sales of inventory in the ordinary course of business and consistent with past practice,

                        (ii) engage in any activity which would accelerate the collection of its accounts or notes receivable, delay the payment of its accounts payable, or reduce or otherwise restrict the amount of inventory (including raw material, packaging, work-in-process, or finished goods) on hand, in each case, other than in the ordinary course of the conduct of the Business,

                        (iii) acquire assets other than in the ordinary course of business or as otherwise contemplated by this Agreement,

                        (iv) take any action with respect to the grant of any bonuses, salary increases, severance or termination pay (other than the payment of any such amounts to which such Seller conimitted prior to December 31, 1995) or the adoption or amendment of any employee benefit or welfare plan,

                        (v) take any action which would render, or which could reasonably be expected to render, any representation or warranty made by any Seller Party in this Agreement untrue at (or at any time prior to) the Closing,

                        (vi) enter into or modify, or propose to enter into or modify, any agreement, arrangement or understanding with respect to any of the matters referred to in clauses (i) through (v) above;

                (b) each Seller will use its best efforts to cause its current insurance policies not to be canceled or terminated, and not to permit any of the coverage pursuant to any such policy to lapse, unless at the time of such termination, cancellation or lapse there is in full force and effect a replacement policy which provides coverage in an amount which is not less than the amount of the coverage pursuant to the canceled, terminated or lapsed policy;

                (c)     each Seller will

                        (i) insofar as such matters relate to the Purchased Assets, the Assumed Liabilities or the Business, use reasonable commercial efforts to (A) preserve intact the organization and goodwill of the Business, (B) keep available the services of its officers and employees as a group, and (C) maintain satisfactory relationships with its material financing sources, suppliers and customers and other Persons having business relationships with it,

                        (ii) maintain its facilities and assets in good and operable condition, and

                        (iii) notify the Purchaser of any change in the normal course of the Business or in the condition of the Purchased Assets or the operation of the Business and any governmental or third party complaint, investigation or hearing (or communication indicating that such a complaint, investigation or hearing is or may be contemplated) if such change, complaint, investigation or hearing could reasonably be expected to be material, individually or in the aggregate, to the Purchased Assets, the Assumed Liabilities or the financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of the Business;

                (d) each Seller Party will permit representatives of the Purchaser and the Purchaser's present and proposed financing sources to have full access (at reasonable times and in a manner so as not to unreasonably interfere with such Seller Party's normal business operations) to all such Seller Party's personnel, customers and suppliers and all premises, properties, books, records, contracts, Tax records and other documents of such Seller Party pertaining to the Business.

        9.2 EXCLUSIVITY. None of the Seller Parties will (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or any portion of the Business (including any acquisition of any capital stock or other voting securities (whether by merger or otherwise)) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Each of the Seller Parties agrees to notify the Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

        9.3 NOTICE BY THE PURCHASER. From the date of this Agreement until the Closing, the Purchaser promptly will notify Parent if any representation or warranty of the Purchaser set forth in this Agreement was untrue when made or subsequently has become untrue.

        9.4 ADDITIONAL INTERIM AGREEMENTS. Each Party will use reasonable efforts to:

           (a) take or cause to be taken all actions, and do or cause to be done all things, which are necessary, proper or advisable to cause any other Party's conditions set forth in Sections 8.1 and 8.2 to be fully satisfied, and

           (b) consummate and make effective as promptly as practicable the transactions contemplated by the Transaction Documents, including using reasonable efforts to obtain the Consents.

        9.5 TRANSACTION EXPENSES. The Purchaser will be responsible for and pay all costs and expenses incurred by the Purchaser in connection with the negotiation, preparation and entry into the Transaction Documents and the consummation of the transactions to be consummated pursuant to the Transaction Documents. The Seller Parties will be responsible for and pay (a) all stamp and recording taxes, fees and expenses and other miscellaneous closing fees or costs associated therewith, (b) all costs and expenses incurred by the Seller Parties in connection with the negotiation, preparation and entry into the Transaction Documents and the consummation of the transactions to be consummated pursuant to the Transaction Documents and (c) except as provided in the following sentence, all costs arising out of the actual transfer or assignment of any Purchased Assets from any Seller Party to the Purchaser pursuant to this Agreement (including, without limitation, costs incurred in connection with seeking consents to transfer license agreements). The Purchaser and Parent will each pay one-half of all transfer, sales, use and other similar taxes, all title insurance and survey costs referred to in Sections 8. 1(i) and 8. 1(j) and all settlement fees and escrow fees imposed by reason of the transactions contemplated by this Agreement.

        9.6 FURTHER ASSURANCES. From and after the Closing, each Party will execute all documents and take any other action which it is reasonably requested to execute or take to effectuate further the transactions contemplated by the Transaction Documents.

        9.7 ANNOUNCEMENTS. Prior to the Closing, the Purchaser will not make any public announcement of or regarding the transactions contemplated by this Agreement (other than to its investors) without the prior approval of Parent as to the timing and content of such announcement (which approval Parent may not unreasonably withhold or delay). The Seller Parties will not make any public announcement of or regarding the transactions contemplated by this Agreement without the prior approval of the Purchaser as to the timing and content of such announcement (which approval the Purchaser may not unreasonably withhold or delay); provided that the Seller Parties may make a public announcement of or regarding the transactions contemplated herein on or shortly after the date hereof, subject to the Purchaser's approval of the content thereof (which approval the Purchaser may not unreasonably withhold or delay). The provisions of this Section 9.7 will not apply to any announcements which are required by law (including pursuant to the regulations of any securities exchange); provided that the Party making any such announcement will use reasonable efforts to confer with the other Parties prior to making such announcement.

        9.8 PROPERTY TAXES AND FICA.
            -----------------------

                (a) FICA. The alternative procedure established in Section 5 of Revenue Procedure 84-77, 1984-2 C.B. 753, relating to employment tax returns and statements shall be adopted by the Purchaser and the Seller Parties for transferred employees. The Seller Parties shall, in a timely fashion, furnish the Purchaser with the information it needs to comply with this procedure.

                (b) PRORATIONS. All real property taxes, personal property taxes ad valorem obligations and similar taxes imposed on a periodic basis, in each case levied with respect to the Purchased Assets, other than transaction expenses provided for in Section 9.5, for a taxable period which includes (but does not end on) the Closing Date (collectively, the "APPORTIONED OBLIGATIONS") shall be apportioned between Sellers and the Purchaser as of the Closing Date based on the number of days of such taxable period included in the period prior to and including the Closing Date (the "PRE-CLOSING TAX PERIOD") and the number of days of such taxable period included in the period after the Closing Date (the "POST-CLOSING TAX PERIOD"). Sellers shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period. At the Closing, Sellers and the Purchaser shall present a reimbursement to which each is entitled under this Section 9.8(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the Party owing it to the other Party or Parties within 10 days after delivery of such statement. Thereafter, Sellers shall notify the Purchaser upon receipt of any bill for real or personal property taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to the Purchaser who shall pay the same to the appropriate taxing authority; PROVIDED, that if such bill covers the Pre-

Closing Tax Period, Sellers shall also remit prior to the due date of assessment to the Purchaser payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. In the event that either Sellers or the Purchaser shall thereafter make a payment for which such Party or Parties are entitled to reimbursement under this Section 9.8(b), the other Party or Parties shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party or Parties are entitled, along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section 9.8(b) and not made within 10 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

        9.9 FINANCIAL STATEMENTS. The Sellers shall deliver to the Purchaser as soon as available but in any event within 15 business days after the end of each monthly accounting period of the Sellers ending after the date hereof but before the Closing, unaudited special purpose statements of income of the Business for such respective monthly period and for the period from the beginning of the respective current fiscal year to the end of such month, and an unaudited special purpose balance sheet of the Business as of the end of such monthly period, setting forth in each case comparisons to the corresponding period in the respective preceding fiscal year (collectively, the "PRE-CLOSING MONTHLY FINANCIAL STATEMENTS"). Each Pre-Closing Monthly Financial Statement (including the notes thereto) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Business as of such dates and the results of operations of the Business for such periods, and shall be consistent with the books and records of the Business (which books and records shall be correct and complete), subject to normal year-end adjustments (which will not be material individually or in the aggregate) and the lack of footnotes and other presentation items.

        9.10 NON-SOLICITATION.
             ----------------

             (a) SELLERS' EMPLOYEES. For a period commencing on the date hereof and ending on February 28, 1998, the Purchaser agrees not to (and agrees to cause its Affiliates not to) solicit for employment any employee of any Seller Party (other than any employee of the Business); provided, that the foregoing shall not prohibit the Purchaser or any Affiliate of the Purchaser from soliciting any employee of any Seller Party who first solicits employment from the Purchaser or any Affiliate of the Purchaser, so long as none of the Purchaser or any Affiliate of the Purchaser directed or encouraged the solicitation of such employment by such employee.

             (b) PURCHASER EMPLOYEES. For a period commencing on the date hereof and ending on February 28, 1998, each Seller Party agrees not to (and agrees to cause its Affiliates not to) solicit for employment any employee of the Purchaser or any Requested Employee; provided, that the foregoing shall not prohibit any Seller Party or any Affiliate of any Seller Party from soliciting any employee of the Purchaser or Requested Employee who first solicits employment from any Seller Party or any Affiliate of any Seller Party, so long as none of the Seller Parties or any Affiliate of any Seller Party directed or encouraged the solicitation of such employment by such employee.

        9.11 NON-COMPETITION. In consideration for, and as an inducement to and a condition to, the Purchaser's agreement to enter into this Agreement, each Seller Party agrees as follows:

             (a) SCOPE OF AGREEMENT. Each Seller Party agrees that during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the "NON-COMPETITION PERIOD"), no Seller Party will, directly or indirectly, either for themselves or for any other Person, permit its name to be used by or participate in any business or enterprise identical to or similar to any part of the Business as of the date of this Agreement and which is located in North America. For purposes of this Agreement, the term "participate" includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, owner or otherwise; provided, that the term "participate" shall not include ownership of less than two percent of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market. Each Seller Party agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

             (b) SPECIFIC PERFORMANCE. The Parties agree that the Purchaser would suffer irreparable harm from a breach by any Seller Party of any of the covenants or agreements contained in this Section 9.11. In the event of an alleged or threatened breach by any such Person of any of the provisions of this Section 9.11, the Purchaser or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (including the extension of the Non-Competition Period by a period equal to the length of the violation of this Section 9.11). In the event of an alleged breach or violation by any such Person of any of the provisions of this Section 9.11, the Non-Competition Period described above will be tolled until such alleged breach or violation is resolved. Each Seller Party agrees that these restrictions are reasonable.

             (c) REASONABLENESS. If, at the time of enforcement of any of the provisions of this Section 9.11, a court holds that the restrictions stated therein are unreasonable under the circumstances then existing, the Parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

             (d) SURVIVAL. Each Seller Party agrees that the covenants made in Section 9.11(a) shall be construed as an agreement independent of any other provision of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement.

        9.12 ACCESS TO RECORDS. After the Closing Date, to the extent reasonably required for any bona fide business purpose, each Party will allow, and will use its reasonable efforts to cause its agents, representatives and Affiliates to allow, the other Party or Parties (and the agents, representatives and Affiliates of the other Party or Parties) reasonable access to all business records and files concerning the Business, the Purchased Assets or the Assumed Liabilities which relate to the period prior to the Closing Date and will permit such Persons to make copies at their own expense of the same. Charges for copies will be limited to actual out-of-pocket costs. Such access will be granted upon reasonable advance notice, during normal business hours, and in such a manner so as not to interfere unreasonably with the operations of the Person affording such access. Prior to Closing, the Purchaser shall deliver to the Seller Parties a written description of the Purchaser's existing document retention program, including storage locations.

        9.13    USE OF BUSINESS NAMES BY THE PURCHASER.
                ---------------------------------------

                (a) To the extent the trademarks, service marks, brand, trade, corporate or business names of Parent which are not Purchased Assets are used by the Business (including, without limitation, the name "Tranzonic") on stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, products, training and service literature and materials or computer programs of the Business ("MARKED MATERIALS") or appear on inventory of the Business at the Closing, the Purchaser may use such Marked Materials or sell such inventory after the Closing without altering or modifying such Marked Materials or inventory, or removing or rendering illegible all such trademarks, service marks, or brand, trade, corporate or business names. The Purchaser may continue to use or sell any Marked Materials or inventory which use such trademarks, service marks, brand, trade, corporate or business names, to the extent such use or sale is consistent with the past practice of the Sellers, until the first anniversary of the Closing Date, and the Purchaser may continue to create any Marked Materials or inventory which use such trademarks, service marks, brand, trade, corporate or business names, to the extent consistent with the past practice of the Sellers, until 90 days after the Closing Date (and thereafter use such Marked Materials and sell such inventory until the first anniversary of the Closing Date), after which respective time periods the Purchaser will not take such actions without the prior written consent of Parent.

                (b) The Purchaser agrees that any remedy at law for any breach by it of this Section 9.13 would be inadequate, and Parent would be entitled to injunctive relief in such a case. If it is ever held that the restrictions placed on the Purchaser by this Section 9.13 are too onerous and are not necessary for the protection of Parent, the Parties agree that any court of competent jurisdiction may reduce the duration or scope hereof; or delete specific words or phrases, and in its reduced form such provision will then be enforceable and will be enforced.

        9.14    ACCOUNTS RECEIVABLE.
                --------------------

                (a) In the event that, after the Closing, any Seller Party or any Affiliate of any Seller Party receives payment in respect of any accounts or notes receivable related to the Business, such Seller Party or Affiliate shall promptly remit such amounts to the Purchaser.

                (b) After the Closing, the Purchaser shall use commercially reasonable efforts (which shall not include the obligation to institute litigation) to collect all accounts and notes receivable (whether current or noncurrent) set forth on the Final Balance Sheet (the "ACCOUNTS RECEIVABLE"). If after 180 days after the Closing Date, the Purchaser has not received payment in full on any of the Accounts Receivable (net of an amount of allowances for doubtful accounts set forth for such Accounts Receivable on the Final Balance Sheet), the Purchaser shall notify Parent of the amount of such underpayment (the "ACCOUNTS RECEIVABLE SHORTFALL") and shall provide Parent with the names of the delinquent account debtors and the amounts of their unpaid accounts. Within 10 business days after receipt of such notice, Parent shall deliver to the Purchaser in immediately available funds the Accounts Receivable Shortfall. Promptly after receipt of such funds, the Purchaser shall assign such Accounts Receivable to Parent. In the event that subsequent to the receipt of such payment the Purchaser receives any payment in respect of such Accounts Receivable from the account debtors thereon, the Purchaser shall promptly deliver such payment to Parent. The obligations of the Purchaser pursuant to this Section 9.14(b) shall terminate as of the first anniversary of the date hereof.

        (c) If, from February 14, 1996 through the Closing Date, either Seller enters into any arrangement with any existing customer of such Seller (which arrangement is inconsistent with the past practice of such Seller with respect to such existing customer concerning terms of sale or credit terms) or with a Prohibited Customer, in either case without the prior written consent of the Purchaser, any accounts receivable arising out of such arrangement (whether arising before or after the Closing Date) shall be "GUARANTEED ACCOUNTS RECEIVABLE." If 30 days after any Guaranteed Account Receivable becomes past due, the Purchaser has not received payment in full on such Guaranteed Account Receivable, the Purchaser shall notify Parent of the amount of such underpayment (the "SHORTFALL") and shall provide Parent with the name of such delinquent account debtor. Within 10 business days after receipt of such notice, Parent shall deliver to the Purchaser in immediately available funds the Shortfall. In the event that subsequent to the receipt of such payment the Purchaser receives any payment in respect of such Guaranteed Account Receivable from the account debtor thereon, the Purchaser shall promptly deliver such payment to Parent. For purposes hereof; a "PROHIBITED CUSTOMER" shall mean any of the following retail stores or any entities doing business under the following names (or any substantially similar names) or any of their
Affiliates: K mart Corp, Caldor, Ames, Hills, Ben Franklin, House of Fabric, Pergament Home Centers, Rickel Home Centers, Phar-Mor or Pamida. Notwithstanding the foregoing, this Section 9.14(c) shall not apply to the invoices of (1) Caldor in the approximate amount of $30,000 for the purchase of approximately 6000 sweater dryers and (2) Ames and Pamida with respect to the Pending Arrangements (as defined in Section 9.14(d) below). Set forth on the attached K MART CORP PROPOSAL SCHEDULE is a description of the proposal made by the Sellers to K mart Corp for the purchase of products of the Business (the "K MART PENDING ARRANGEMENT"). If K mart Corp accepts the K mart Pending Arrangement without modification thereof; then the provisions of this Section 9.14(c) shall apply to any receivables arising out of the K mart Pending Arrangement but only to the extent that such receivables are uninsured and the provisions of this Section 9.14(c) shall not apply to any invoices issued with respect to receivables arising out of the K mart Pending Arrangement that are issued after the date K mart Corp enters into bankruptcy.

        (d) Contemporaneously with the signing of this agreement, the Sellers plan to enter into arrangements with Ames and Pamida regarding the purchase of products of the Business (the "PENDING ARRANGEMENTS"). The Seller Parties agree not to terminate the Pending Arrangements without prior written consent of the Purchaser. As part of the Pending Arrangements, the Sellers have agreed to provide Ames and Pamida with free goods (i.e., purchase credits). The dates on which delivery of the first shipment of free goods to Ames and Pamida is made by the Sellers or the Purchaser (as the case may be) pursuant to the Pending Arrangements are referred to herein individually as an "EFFECTIVE DATE". If, within six months of Ames' or Pamida's respective Effective Date, such Person either (1) ceases purchasing (or materially decreases the amount of purchases of) products of the Business from the Purchaser (in each case, other than because of quality or service issues or any other breach by the Purchaser) or (2) enters into bankruptcy (the respective dates of such occurrences with respect to Ames and Pamida are referred to individually herein as a "TERMINATION DATE"), then Parent shall promptly, but in any event within 15 days of receiving notice of a Termination Date from the Purchaser, pay to the Purchaser in immediately available funds the Reimbursement Amount. For purposes of this paragraph the "REIMBURSEMENT AMOUNT" shall mean (x) the Purchasers Inventory value for the free goods provided to either Ames or Pamida, as the case may be, pursuant to the Pending Arrangements (which value shall be stated at cost and not selling price) times
(y) a fraction, the numerator of which shall be the number of days lapsed between such Person's respective Effective Date and Termination Date and the denominator of which shall be 730 days in the case of Ames and 365 days in the case of Pamida.

        (e) For purposes of this Section 9.14, collections from any Person from whom any Account Receivable or Guaranteed Account Receivable is due (a "DEBTOR") will be applied in the chronological order of the Purchaser's and Sellers' billings to such Debtor (i.e., to the oldest unpaid billing first) unless (i) such Debtor disputes its obligation to pay such billing, (ii) such Debtor indicates that such payment is to be applied in another manner, or (iii) other facts or circumstances exist in light of which it would not be reasonable to conclude that such Debtor does not intend such payment to be applied in another manner. The Purchaser shall not encourage any such Debtor to take any action described in subsections (i), (ii) or (iii) above (it being understood that the Purchaser may request that a Debtor indicate how a payment is to be applied).

   9.15 INVENTORY. After the Closing, the Purchaser shall use commercially reasonable efforts to sell the inventory which is part of the Purchased Assets. If after 15 months after the Closing Date, the Purchaser has not sold a quantity equal to the quantity on hand as of the Closing Date (as set forth on the Final Balance Sheet) of each separate identifiable item of inventory which is part of the Purchased Assets (whether or not presently finished goods), net of the rcserves applicable to such inventory as set forth on the Final Balance Sheet (the "INVENTORY RESERVES"), the Purchaser shall notify Parent of the quantity of such unsold inventory net of the Inventory Reserves (and, if any such unsold inventory constitutes Rolled Printed Fabric, such notice shall include the Purchaser's good faith estimate of the cost of converting such unsold inventory to finished goods) within 30 days after the end of such 15-month period. Within 10 business days after receipt of such notice, Parent shall deliver payment to the Purchaser in immediately available funds for such inventory (other than any Rolled Printed Fabric inventory) equal to the book value of such unsold inventory (less any reserves applicable to such unsold inventory) Promptly after receipt of such payment, the Purchaser shall, at the request of Parent and at Parent's expense, deliver such unsold Inventory to Parent, and Parent may dispose of such unsold inventory (and any converted Rolled Printed Fabric delivered to Parent as provided below) in its sole discretion, which disposal shall not constitute a violation of Section 9.11 or, in the event Parent elects to utilize the services of any non-transferred employee solely for purposes of disposing of such inventory, affect the Purchaser's obligations under Section 6 hereof. Notwithstanding the foregoing, if any such unsold inventory constitutes Rolled Printed Fabric, Parent may, within 30 days of receipt of notice from the Purchaser described above, deliver written notice to the Purchaser requesting conversion of the Rolled Printed

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




Fabric. If Parent does not deliver such notice within 30 days after receiving the Purchaser's notice (as described above), then within 15 days of such date, the Parent shall deliver payment in immediately available funds for such inventory in the manner described above. If Parent does deliver such notice, then, within 30 days of receipt of such notice from Parent and prior to delivering the Rolled Printed Fabric to Parent, the Purchaser will convert such unsold inventory to finished goods, and deliver such finished goods to Parent. Such conversion shall, in all material respects, be undertaken in accordance with the Purchaser's then current business practices. Within 10 business days after delivery of the converted inventory, Parent shall deliver payment to the Purchaser in immediately available funds for the actual material costs (the book value of the Rolled Printed Fabric, net of any applicable reserves, plus the book value of any additional materials) plus the Purchaser's standard overhead and labor costs of such conversion. The Purchaser shall use commercially reasonable efforts to sell any inventory which constitutes Rolled Printed Fabric on a first-in, first-out basis. For purposes hereof, "ROLLED PRINTED FABRIC" shall mean inventory consisting of printed and unfinished textile.

        9.16 COOPERATION ON TAX MATTERS. The Purchaser and Parent shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include retaining and (upon the other Party's request) providing records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explaining any material provided hereunder. The Purchaser and Parent agree (A) to retain all books and records with respect to Tax matters pertinent to the Sellers relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or Parent, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and
(B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if so requested, to allow the other Party to take possession of such books and records which are to be transferred, destroyed or discarded.

        9.17 MAINTAINING NON-COMPETITION AGREEMENTS. To the extent that any Contract which contains any non-competition and/or non-solicitation provisions which bind any present or former employee, officer, director or stockholder of either Seller (or any of their predecessors-in-interest) or the Business (including, without limitation, such provisions in the Ribaudo Employment Agreement and the Glenn Employment Agreement) is not assigned to the Purchaser, each Seller Party which is a party to such Contract shall use best efforts to maintain such Contract in full force and effect and shall, at the request and at the expense of the Purchaser, enforce all rights of such Seller Party under such Contract. Each such Seller Party hereby grants to the Purchaser the authority to sue any other party to each such Contract under such Contract in such Seller Party's name. The Seller Parties agree not to modify or terminate or waive any noncompetition, nonsolicitation or confidentiality provisions set forth in the Ribaudo Employment Agreement or the Glenn Employment Agreement to the extent such provisions pertain to the Business.

        9.18 LANDLORD DEPOSITS. If, as of the Closing, any deposits (the "DEPOSITS") are held by any lessor of leased property of the Business, the Sellers may request that such lessor release the Deposits to the Sellers promptly after the Closing, so long as the Purchaser is not obligated to redeposit funds with such lessor. At the termination of the applicable lease, the Purchaser agrees to refund the Deposits to the Sellers. In the event any lessor is entitled under an applicable lease to apply any charges against the Deposits, the Purchaser will promptly pay to the Sellers an amount equal to the reduction in the Deposits.

                                   ARTICLE 10

                                  DEFINITIONS
                                  -----------

        10.1 DEFINITIONS. For purposes hereof; the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

                "AFFILIATE" of any Person means any other Person controlling, controlled by or under common control with such first Person, including, without limitation, such Person's officers, directors, stockholders and partners.

                "AGREEMENT" means this Asset Purchase Agreement, including all Exhibits and Schedules hereto and any certificate delivered pursuant hereto, as it may be amended from time to time in accordance with its terms.

                "BOOKS AND RECORDS" means all lists, records and other information pertaining to accounts, personnel and referral sources of the Business, all lists and records pertaining to suppliers and customers of the Business, and all other books, ledgers, files and business records of every kind relating or pertaining to the Business, in each case whether evidenced in writing, electronically (including by computer) or otherwise.

                "BUSINESS" means, collectively, the businesses of Design and Sub as currently conducted.

                "CODE" means the United States Internal Revenue Code of 1986, as amended.

                "EMPLOYMENT AGREEMENTS" means the Glenn Employment Agreement, the Himmelsbach Employment Agreement and the Ribaudo Employment Agreement.

                "ENVIRONMENTAL AND SAFETY REQUIREMENTS" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls (or PCBs), noise or radiation).

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "GAAP" means, at a given time, United States generally accepted accounting principles, consistently applied.

        "GLENN EMPLOYMENT AGREEMENT" means the Employment Agreement dated as of October 22, 1990 by and between Parent and Glenn, as may have been amended from time to time.

        "GOVERNMENT ENTITY" means any government agency, governmental department, commission, board, bureau, court, arbitration panel or instrumentality of the United States of America or any other nation, or any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

        "HIMMELSBACH EMPLOYMENT AGREEMENT" means the Compensation Agreement dated as of September 1, 1983, by and between Sub and Jerry C. Himmelsbach, as amended on November 2, 1994, and as may have been further amended from time to time.

        "INDEBTEDNESS" of any Person means, without duplication: (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business) and any commitment by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (b) indebtedness guaranteed in any manner by such Person, including a guarantee in the form of an agreement to repurchase or reimburse; (c) obligations under capitalized leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss; and (d) any unsatisfied obligation of such Person for "withdrawal liability" to a "multiemployer plan," as such terms are defined under ERISA.

        "INVESTMENT" means, with respect to any Person, any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or other ownership or beneficial interest (including partnership interests and joint venture interests) of any other Person, and any capital contribution by such Person to any other Person.

        "KNOWLEDGE" means, with respect to the Sellers or the Seller Parties, the actual knowledge of Robert S. Reitman or Alayne L. Reitman.

        "LEGAL REQUIREMENT" means any requirement arising under any action, statute, law, ordinance, order, judgment, decree, treaty, rule, regulation, determination or direction of any Government Entity, including any Environmental and Safety Requirement.

        "LIEN" means any mortgage, pledge, security interest, encumbrance, easement, restriction, charge, or other lien.

        "LOSS" means, with respect to any Person, any diminution in value, consequential or other damage, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys' fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any Government Entity) against or affecting such Person and the investigation, defense or settlement of any of the foregoing.

        "PERMITTED LIENS" means (a) liens with respect to Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (b) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers' compensation, unemployment insurance, old age pensions or other social security obligations; (c) purchase money security interests and liens securing rental payments under capital lease arrangements; (d) interests or title of a lessor under any lease permitted by this Agreement; (e) mechanics', materialmen's or contractors' liens or encumbrances or any similar lien or restriction for amounts not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; and (f) easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary conduct of the Business or detracting from the value of the assets of any Seller.

        "PERMITTED REAL ESTATE LIENS" means (A) statutory liens for current taxes or other governmental charges with respect to the Leased Real Property not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by a Seller, and with respect to which all reserves required by GAAP have been established; (B) mechanics', carriers', workers', repairers' and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material to the Business; (C) zoning, entitlement, building and other land use regulations imposed by govennmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; and (D) covenants, conditions, restrictions, easements and other matters of record affecting title to the Leased Real Property which do not materially impair the use or value of the Leased Real Property for the purposes for which it is used in connection with the Business.

        "PERSON" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

        "PLANS" means all Employee Pension Plans, Employee Welfare Plans, Other Plans and Multiemployer Plans to which any Seller Party contributes or is a party.

        "PROPRIETARY RIGHTS" means all of the following: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works

(including, without limitation, all sottware), all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business and technical information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including data and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments thereof (in whatever form or medium).

                "RELEASE" has the meaning set forth in CERCLA.

                "RIBAUDO EMPLOYMENT AGREEMENT" means the Employment Agreement dated as of August 13, 1993, by and between American Homeware, Inc., a Texas corporation (predecessor-in-interest to Design), and Ribaudo, as may have been amended from time to time.

                "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                "TAXES" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes imposed pursuant to Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax, fee, assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                "TRANSACTION DOCUMENTS" means this Agreement, the Assumption Agreement, dated as of the Closing Date, and the Bill of Sale and Assignment Agreement dated as of the Closing Date.

                "TREASURY REGULATIONS" means the United States Treasury Regulations promulgated pursuant to the Code.

        10.2    OTHER DEFINITIONAL PROVISIONS.

                (a) ACCOUNTING TERMS. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of accounting term that is defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control. With respect to the calculation of Working Capital, all known errors and adjustments shall be taken into account, regardless of their materiality. For purposes of this Agreement, consistent application of accounting principles shall mean the accounting principles utilized in preparing the Financial Statements (without regard to materiality), to the extent that the Financial Statements were prepared in accordance with GAAP, including, without limitation, with respect to the determination of the nature of accounts, level of reserves or level of accruals. For purposes of the preceding sentence, "consistent application of accounting principles" means consistent application of accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or their display, as well as all consistent application of practices, methods, conventions or assumptions (unless required by objective changes in underlying events) utilized in making accounting estimates.

        (b) "SECTIONS," ETC. Section, clause, Schedule and Exhibit references contained in this Agreement are references to Sections, clauses, Schedules and Exhibits in or to this Agreement, unless otherwise specified.

        (c) SUCCESSOR LAWS. Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

   10.3 CROSS REFERENCE OF OTHER DEFINITIONS. Capitalized terms not defined in Section 10.1 are defined in the corresponding Sections of this
Agreement:

            Term                       Section
            ----                       -------

Accounts Receivable                     9.14
Accounts Receivable Shortfall           9.14
Actual Working Capital                  1.4(b)
Apportioned Obligations                 9.8(b)
Assumed Liabilities                     1.2
Assumption                              1.5(b)
Cash Purchase Price                     1.3
CERCLA                                  5.17(c)(iv)
Closing                                 1.5
Closing Date                            1.5
Closing Date Adjustment                 1.4(a)(i)
Closing Date Procedures                 1.4(b)
Closing Review                          1.4(b)
COBRA                                   6
Confidential Information                3.1(a)
Consents                                8.1(e)
Contracts                               5.9(b)
Controlled Group                        5.15(h)
Debtor                                  9.14(d)
Deferred Asset                          1.1(c)
Deposits                                9.18
Design                                  Preface
Disputes                                7.7(a)
Disputing Party                         7.7(b)

Draft Balance Sheet                            1.4(b)
Effective Date                                 9.14(d)
Employee Welfare Plans                         5.15(a)
Employee Pension Plans                         5.15(b)
Employees                                      5.15(a)
Estimated Working Capital                      1.4(a)(i)
Excluded Liabilities                           1.2(b)
Excluded Assets                                1.1(b)
Final Balance Sheet                            1.4(b)
Final Determination                            7.7(e)
Financial Statements                           5.4(a)
Firm                                           1.4(b)
Glenn                                          6
Guaranteed Accounts Receivable                 9.14(c)
Indemnification Claim Notice                   7.4(a)
Indemnified Party                              7.4(a)
Indemnifying Party                             7.4(a)
Inventory Reserves                             9.15
K mart Pending Arrangement                     9.14(c)
Latest Balance Sheet                           5.4(a)
Leased Real Property                           5.16(b)
Leases                                         5.16(b)
Marked Materials                               9.13(a)
Medical Costs                                  6
Multiemployer Plan                             5.15(c)
Non-Competition Period                         9.11(a)
Notice of Arbitration                          7.7(b)
Objection Notice                               1.4(b)
Other Plans                                    5.15(a)
Parent                                         Preface
Parties                                        Preface
PBGC                                           5.15(h)
Pending Arrangements                           9.14(d)
Planned Capital Expenditures                   1.4(a)(ii)
Pre-Closing Monthly Financial Statements       9.9
Pre-Closing Tax Period                         9.8(b)
Post-Closing Tax Period                        9.8(b)
Proceeding                                     7.4(a)
Prohibited Customer                            9.14(c)
Purchase Price                                 1.3
Purchased Assets                               1.1(a)
Purchaser                                      Preface
Purchaser Indemnitees                          7.2(a)
Purchaser's Arbitrator                         7.7(c)
Real Estate                                    1.1(a)(iv)

Ribaudo                         6
Requested Employees             6
Reimbursement Amount            9.14(d)
Rolled Printed Fabric           9.15
Sale                            1.5(a)
Seller Indemnitees              7.3
Seller Parties                  Preface
Seller's Arbitrator             7.7(c)
Sellers                         Preface
Severance Costs                 6
Shortfall                       9.14(c)
Sub                             Preface
Termination Date                9.14(d)
Title Company                   8.1(i)
Title Policies                  8.1(i)
Working Capital                 1.4(a)(i)


                                   ARTICLE 11

                                OTHER AGREEMENTS
                                ----------------

        11.1    TERMINATION. This Agreement may be terminated:

                (a) at any time prior to the Closing by mutual agreement of the Purchaser and the Seller Parties,

                (b) by the Purchaser, at any time prior to the Closing, when any Seller Party is in breach of any of its material obligations pursuant to this Agreement or if any representation or warranty of any Seller Party is false or misleading in any material respect (provided that such condition is not the result of any breach of any covenant, representation or warranty of the Purchaser set forth in any Transaction Document),

                (c) by the Sellers, at any time prior to the Closing, when the Purchaser is in breach of any of its material obligations pursuant to this Agreement or if any representation or warranty of the Purchaser is false or misleading in any material respect (provided that such condition is not the result of any breach of any covenant, representation or warranty of any Seller Party set forth in any Transaction Document), or

                (d) by the Purchaser or the Sellers, at any time after March 29, 1996, if the Closing has not then occurred.

Any termination of this Agreement pursuant to any of clauses 11.1(b) through
(d) will be effected by written notice from the terminating Party to the Purchaser (if the Sellers are the terminating Party) or the Sellers (if the Purchaser is the terminating Party). Termination of this Agreement pursuant to clause 11.1(b) or (c) will not eliminate any other remedy available to any Party (including for breaches existing at the time of such termination).

        11.2 REMEDIES. No failure to exercise, and no delay in exercising, any right, remedy, power or privilege under this Agreement by any Party or course of dealing between or among any of the Parties will operate as a waiver of such right, remedy, power or privilege, nor will any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. Except as expressly set forth herein, the rights, remedies, powers and privileges provided pursuant to this Agreement are cumulative and not exhaustive of any other rights, remedies, powers and privileges which may be provided by law.

        11.3 CONSENT TO AMENDMENTS. No waiver, amendment, modification or supplement of this Agreement will be binding upon any Party unless such waiver, amendment, modification or supplement is set forth in writing and is executed by such Party.

        11.4 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties will bind and inure to the benefit of the respective successors and assigns of the Parties, whether so expressed or not, except that neither this Agreement or any of the rights, interests or obligations hereunder may be assigned by any Seller Party without the Purchaser's prior written consent. The Purchaser may (at any time prior to the Closing) at its sole discretion, in whole or in part assign its rights and delegate its obligations pursuant to this Agreement, including the right to purchase the Purchased Assets and the obligation to assume the Assumed Liabilities to one or more of its Affiliates, and the Purchaser may, at its sole discretion, direct the Sellers to convey the Purchased Assets, in whole or in part, to one or more of the Purchaser's Affiliates; provided that no such assignment shall relieve the Purchaser of its obligation to pay the Purchase Price subject to the terms and conditions contained herein. Furthermore, the Purchaser may assign its rights under this Agreement (i) for collateral security purposes to any lenders providing financing to the Purchaser or any of its Affiliates or (ii) in connection with a sale of all or substantially all of the assets of any business unit of the Purchaser.

        11.5 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Illinois, without giving effect to any choice of law or conflict provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Illinois to be applied. In furtherance of the foregoing, the internal law of the State of Illinois will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

        11.6    NOTICES.

                (a) All demands, notices, communications and reports provided for in this Agreement will be in writing and will be either personally delivered, mailed by first class mail (postage prepaid) or sent by reputable overnight courier service (delivery charges prepaid) to any

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


Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient party has specified by prior written notice to the sending Party pursuant to the provisions of this Section 11.6.

                        If to any Seller Party:
                        -----------------------

                                The Tranzonic Companies
                                Suite 224E
                                30195 Chagrin Boulevard
                                Pepper Pike, Ohio 44124
                                Attn:  Robert S. Reitman
                                       Alayne L. Reitman

                                WITH A COPY, WHICH WILL
                                NOT CONSTITUTE NOTICE TO
                                ANY SELLER PARTY, TO:

                                Berick Pearlman & Mills
                                1350 Eaton Center
                                1111 Superior Avenue
                                Cleveland, Ohio 44114-2569
                                Attn:  Samuel S. Pearlman


                        If to the Purchaser:
                        --------------------

                                Whitney.Corr-Pak International, Inc.
                                19 East Kimberly Road
                                East Brunswick, New Jersey 08816
                                Attn:   Robert A. Zriny
                                Richard Weisman

                                WITH A COPY. WHICH WILL
                                NOT CONSTITUTE NOTICE
                                TO THE PURCHASER, TO:

                                Code, Hennessy & Simmons II, L.P.
                                c/o Code, Hennessy & Simmons, Inc.
                                10 South Wacker Drive

                                Suite 3175
                                Chicago, Illinois 60606
                                Attn:   Brian P. Simmons
                                Thomas J. Formolo

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

                                and

                                Kirkland & Ellis
                                200 East Randolph Drive
                                Chicago, Illinois 60601

                                Attn:   Kevin R. Evanich, P.C.


             (b) Any such demand, notice, communication or report will be deemed to have been given pursuant to this Agreement when delivered personally, on the fifth business day after deposit in the U.S. mail or on the business day after deposit with a reputable overnight courier service, as the case may be.

        11.7 SEVERABILITY OF PROVISIONS. If any covenant, agreement, provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.

        11.8 SCHEDULES AND EXHIBITS. The Schedules and Exhibits constitute a part of this Agreement and are incorporated into this Agreement for all purposes. Nothing in any Schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such
Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself. No exceptions to any representations or warranties disclosed on one Schedule shall constitute an exception to any other representations or warranties made in this Agreement unless such exception is disclosed as provided herein on each such other applicable Schedule.

        11.9 COUNTERPARTS. The Parties may execute this Agreement in separate counterparts (no one of which need contain the signatures of all Parties), each of which will be an original and all of which together will constitute one and the same instrument.

        11.10 NO THIRD-PARTY BENEFICIARIES. No Person which is not a Party, including any employees of any Seller, will have any right or obligation pursuant to this Agreement except for Code, Hennessy & Simmons II, L.P., in the case of Section 11.12.

        11.11 HEADINGS. The headings used in this Agreement are for the purpose of reference only and will not affect the meaning or interpretation of any provision of this Agreement.

        11.12 MERGER AND INTEGRATION. Except as otherwise provided in this Agreement, this Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof, and all prior understandings, whether written or oral are superseded by this Agreement. The Parties agree that certain letter from Code, Hennessy & Simmons II, L.P. to Parent dated December 29,

1995 is of no further force or effect and that no Party (and no Affiliate of any Party) shall have any obligation or liability in respect thereof.

        11.13 RISK OF LOSS. Until the Closing, all risk of loss with respect to the Purchased Assets will remain with the Sellers. If prior to the Closing any Purchased Asset is damaged, destroyed or lost, then at its option the Purchaser may waive the failure of any condition set forth in Section 8.1 with respect to such damage, destruction or loss and either

              (a) reduce the Purchase Price by an amount equal to the diminution in the fair market value (determined at the time of the Closing) of such Purchased Asset by reason of such damage, destruction or loss or

              (b) elect not to purchase such damaged, destroyed or lost Purchased Asset and reduce the Purchase Price by the greater of the fair market value or the net book value of such Purchased Asset (in each case determined immediately prior to such damage, destruction or loss).

        11.14 ALLOCATION OF PURCHASE PRICE. The allocation of the Purchase Price among the Purchased Assets shall be made in accordance with Section 1060 of the Code and applicable Treasury Regulations thereunder and shall be attached hereto as EXHIBIT E. The fair market value of the Purchased Assets shall be mutually determined by the Purchaser and the Sellers, and such determination shall be used by the parties in allocating the Purchase Price and in preparing (a) Form 8594, Asset Acquisition Statement, for each of the Purchaser and the Seller Parties, and (b) all Tax Returns. Each of the Purchaser and the Seller Parties shall file Form 8594, prepared in accordance with this Section, with its federal income Tax Return for its Tax period including the Closing Date.

        11.15 BULK SALES LAW. The Seller Parties will bear any Loss suffered by any Seller Party or the Purchaser as a result of any Seller Party's noncompliance with any provision of any bulk sales law which is applicable to the transfer of the Purchased Assets pursuant to this Agreement.

        11.16 ACTIONS BY ANY SELLER PARTY. Any action taken by any Seller Party pursuant to, or as permitted by, this Agreement shall be deemed to be binding on all Seller Parties for all purposes hereof For example, to the extent Parent takes or fails to take any action pursuant to Section 1.4(b), such action or failure to act shall be binding upon all Seller Parties.

                                   * * * * *







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



                IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.


THE PURCHASER:

WHITNEY-CORR-PAK INTERNATIONAL, INC.

By:
   --------------------------------
Its:
     ------------------------------

THE SELLER PARTIES:

THE TRANZONIC COMPANIES

By: /s/ Alayne L. Reitman
   --------------------------------
Its:  Vice President
     ------------------------------

DESIGN TREND, INC.

By: /s/ Alayne L. Reitman
   --------------------------------
Its:  Vice President
     ------------------------------

EVER-READY APPLIANCE MFG. CO.

By: /s/ Alayne L. Reitman
   --------------------------------
Its:  Vice President
     ------------------------------